Exhibit 2.1
EXECUTION VERSION
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
GTH LLC,
GTCS HOLDINGS LLC,
AND
WALTER INVESTMENT MANAGEMENT CORP.
DATED AS OF MARCH 25, 2011

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EXHIBITS

Exhibit A-1	—	Form of Escrow Agreement
Exhibit A-2	—	Form of Working Capital Escrow Agreement
Exhibit B	—	Form of Affiliate Servicing Agreement
Exhibit C	—	Form of Management Services Agreement
Exhibit D	—	Proposed Allocation
Exhibit E	—	Form of Assignment and Assumption Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 25, 2011, is made by and among GTCS Holdings LLC, a Delaware limited liability company (the “Company”), GTH LLC, a Delaware limited liability company (“Seller”), and Walter Investment Management Corp., a Maryland corporation (“Buyer”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, Seller is the sole member of the Company and owns beneficially and of record all of the issued and outstanding limited liability company interests of the Company (referred to herein as the “Units”); and
WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Units.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity; provided, however, that the term “formal investigation” shall be read out of this definition for purposes of Article 7.
“Adjustment Time” means the open of business on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliate Agreement” has the meaning set forth in Section 3.24.
“Affiliate Servicing Agreement” means those certain Servicing Agreements in the form attached hereto as Exhibit B, each dated as of the Closing Date, by and between Green Tree Servicing LLC and Green Tree Financial Assets I LLC, and Green Tree Servicing LLC and Green Tree Financial Assets II LLC.

“Agent” means any current or former insurance agent, general agent, managing general agent, broker or other similarly situated Person.
“Agency” means HUD or the applicable State Agency.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Alternative Financing” has the meaning set forth in Section 6.11(b).
“Ancillary Documents” has the meaning set forth in Section 3.2.
“Applicable Requirements” means and includes, as of the time of reference, with respect to any Group Company’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual obligations of such Group Company (including any contained in a Mortgage Loan Document or in a Servicing Agreement).
“Approved Servicing Rights” means any Servicing Rights acquired by the Group Companies after the date of this Agreement with the prior written consent of Buyer (which written consent shall be given or withheld in Buyer’s sole discretion).
“Asset Sales” has the meaning set forth in Section 6.11(d).
“Assignment and Assumption Agreement” has the meaning set forth in Section 6.10(b).
“Assumption and Waiver” has the meaning set forth in Section 6.18.
“Burdensome Condition” means any Order issued, Law enacted, entered, enforced or deemed applicable to, or condition imposed in respect of, the transactions contemplated by this Agreement by any Governmental Entity or GSE in connection with the grant of any consent, approval or authorization of any Governmental Entity or GSE required to satisfy the conditions to Closing set forth in Article 7 which imposes any restriction or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, following the Closing (assuming for purposes of this determination and the financial metrics applicable thereto, that the Group Companies are Subsidiaries of Buyer).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 5.8(a).
“Buyer Excess Adjustment” means an amount equal to the excess, if any, of the amount paid by Buyer pursuant to Section 2.4(d)(i) over five million dollars ($5,000,000).
“Buyer Indebtedness” means all (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations in respect of any financial hedging arrangements or similar agreements, (iv) obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP and (v) all guarantees in respect of clauses (i) through (iv), in each case of Buyer and each of its Subsidiaries.
“Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
“Buyer Preferred Stock” has the meaning set forth in Section 5.8(a).
“Buyer Related Parties” has the meaning set forth in Section 8.2(c).
“Buyer SEC Filings” has the meaning set forth in Section 5.9.
“Cash and Cash Equivalents” means the aggregate amount of cash, cash equivalents and marketable securities of the Group Companies as of the Adjustment Time and determined in accordance with Section 2.4(e); provided, however, “Cash and Cash Equivalents” shall not include (i) cash held in trust by any Group Company for the benefit of securitization trusts, clients or customers of the Group Companies or (ii) cash, cash equivalents or marketable securities of the Group Companies to the extent such cash, cash equivalents or marketable securities represent consideration for the sale following the date hereof of any Residential Mortgage Loans, Servicing Rights or other assets of the Group Companies related thereto.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Distribution” has the meaning set forth in Section 2.3(a)(i).
“Closing Indebtedness” means as of the Adjustment Time and determined in accordance with Section 2.4(e), the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, breakage costs, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) obligations in respect of any financial hedging arrangements or similar agreements, (iv) obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP and (v) all guarantees in respect of clauses (i) through (iv); provided, however, “Closing Indebtedness” shall not include any (A) liabilities or obligations arising under, or pursuant, to that certain Receivables Loan Agreement, dated as of July 31, 2009, by and between Green Tree Advance Receivables II LLC, Green Tree Servicing LLC, the financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, and Wells Fargo Foothill, LLC, as agent, (B) liabilities arising under, or pursuant to, securitization trusts, (C) obligations under operating leases, (D) deferred purchase price obligations, (E) undrawn lines or letters of credit (F) contingent liabilities and (G) the Payoff Amount; provided, further, that for the avoidance of doubt, “Closing Indebtedness” shall include any of the obligations described in clauses (i) through (v) of this definition arising in connection with financing the acquisition of any Approved Servicing Rights by any Group Company after the date hereof and prior to the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.4(b)(i).
“Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment Letter” has the meaning set forth in Section 5.7.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact (a) that has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent or materially impede or materially delay the performance in all material respects by the Seller and/or the Company of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the United States economy generally, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes after the date hereof in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date hereof in GAAP, (v) changes after the date hereof in any Law or other binding directives issued by any Governmental Entity, (vi) changes after the date hereof that are generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement, (viii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby, (x) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, or (xi) the matter set forth in Section 1 of Schedule 3.13, shall not (for purposes of clause (a) of this definition) be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, further, however, that any change, event or effect referred to in clauses (i) through (vi) may be taken into account in determining whether or not there has been a “Company Material Adverse Effect” to the extent such change, event or effect has a disproportionate adverse affect on the Group Companies, taken as a whole, as compared to other participants in the industry in which the Group Companies operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a “Company Material Adverse Effect”).

“Company Related Parties” has the meaning set forth in Section 8.2(c).
“Confidentiality Agreements” means the confidentiality agreements, dated as of December 6, 2010, and February 7, 2011, by and between Seller and Buyer.
“Confidential Information” means any and all business, tax or financial information and any and all information, however documented, that is a trade secret within the meaning of applicable Law concerning the business and affairs of any of the Parties hereto, whether or not marked as “secret” or “confidential,” including (a) data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; database technologies; concepts, ideas and methods; (b) all financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, and personnel materials; and (c) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the Seller, the Buyer or the Group Companies containing or based, in whole or in part, on any of the foregoing information. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally known to the public or available for use without any special knowledge by the public, other than as a result of a breach of Section 6.12 hereof or breach of any other Person bound by a duty of confidentiality to Buyer, Seller or any Group Company, or (ii) becomes available to a Person on a non-confidential basis, from a source who is entitled to disclose such information without breach of confidentiality to Buyer, Seller or the Company.
“Contract” means any loan agreement, credit agreement, note, bond, mortgage, indenture, license, lease or other agreement, whether written or oral, but excluding any Permits.
“Corporate Taxpayer” means any Subsidiary of the Company which is treated as a corporation for U.S. federal income tax purposes.
“DBSI Lease” has the meaning set forth in Section 6.17.
“Debt Financing” has the meaning set forth in Section 5.7.
“Debt Financing Commitments” has the meaning set forth in Section 6.11(a).

“Deferred Purchase Price” means the excess, if any, of (a) Estimated Working Capital minus Target Working Capital over (b) five million dollars ($5,000,000).
“Discontinued Benefit Plan” has the meaning set forth in Section 3.15(a).
“Effective Date” means June 23, 2003.
“Employee Agreements” has the meaning set forth in Section 3.15(a).
“Employee Arrangements” has the meaning set forth in Section 3.15(a).
“Employee Benefit Plans” has the meaning set forth in Section 3.15(a).
“Enterprise Value” means one billion sixty-five million dollars ($1,065,000,000).
“Environmental Laws” means all Laws relating to pollution, the protection of the environment, natural resources or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., as each of the foregoing are promulgated and in effect on or prior to the Closing Date.
“Equity Consideration” means 1,812,532 shares of Buyer Common Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Account” has the meaning set forth in Section 2.3(b)(i).
“Escrow Agent” has the meaning set forth in Section 2.3(b)(i).
“Escrow Agreement” has the meaning set forth in Section 2.3(b)(i).
“Escrow Amount” has the meaning set forth in Section 2.3(b)(i).
“Estimated Cash Consideration” means an amount in cash equal to the Estimated Purchase Price minus thirty-five million dollars ($35,000,000).
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Estimated Working Capital” has the meaning set forth in Section 2.4(a).
“Exchange” means the NYSE Amex Equities stock exchange.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Financing Facilities” has the meaning set forth in Section 3.9(c).
“Extended Survival Cap” has the meaning set forth in Section 9.4(d).
“Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).
“Financial Statements” has the meaning set forth in Section 3.6.
“Financial Support Obligations” has the meaning set forth in Section 6.17.
“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitments or other financings in connection with the transactions contemplated hereby, including the parties named in Section 5.7 and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Fundamental Representations and Warranties” means the representations and warranties of (a) the Company set forth in Section 3.2(b) (Enforceability), Section 3.3(a) (Ownership), and Section 3.14 (Taxes) and (b) Seller set forth in Section 4.1(b) (Enforceability) and Section 4.3 (Title to the Units).
“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“GSEs” means the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HUD” means the United States Department of Housing and Urban Development.
“Indemnified Party” has the meaning set forth in Section 9.2(c).
“Indemnifying Party” has the meaning set forth in Section 9.2(c).
“Insurance Policies” has the meaning set forth in Section 3.17.
“Insurance Subsidiaries” means the Company’s Subsidiaries that are engaged in the insurance or insurance agency business as follows: Green Tree Insurance Agency, Inc., Green Tree Insurance Agency of Nevada, Inc., and Green Tree Insurance Agency Reinsurance Limited.
“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related Mortgaged Property.
“Intellectual Property Rights” means all intellectual property existing in the United States and foreign jurisdictions, including: (i) registered and unregistered trademarks, service marks, trade names and logos, trade dress and other indicia of origin, and all goodwill associated therewith; (ii) registered and unregistered copyrights and copyrightable works; (iii) patents and patentable inventions, and reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (iv) domain names; (v) trade secrets, know-how, inventory, ideas, algorithms, processes, confidential information, software, technical information, process technology, plans, drawings and blue prints; and (vi) any registration or application for any of the foregoing.
“Investor” means any Person who owns or holds (a) Sold Mortgage Loans, or servicing rights related thereto, sold by any Group Company or (b) Investor Mortgage Loans serviced by any Group Company.
“Investor Mortgage Loan” means any mortgage loan serviced by any Group Company pursuant to a Servicing Agreement that was not originated or purchased by the Group Company, and that has not been repaid or refinanced.
“Latest Balance Sheet” has the meaning set forth in Section 3.6.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.
“Leased Real Property” has the meaning set forth in Section 3.21.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 9.2(a).
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated as of the Closing Date, by and between the Company and Green Tree Investments II LLC, in the form attached hereto as Exhibit C.
“Material Contracts” has the meaning set forth in Section 3.8(a).
“Morgan Stanley” has the meaning set forth in Section 3.23.
“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.
“Mortgage Loan” means any Warehouse Loan, Sold Mortgage Loan or Investor Mortgage Loan, as applicable.
“Mortgage Loan Documents” means the documents relating to each Mortgage Loan required by Applicable Requirements to originate and service such Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.
“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.
“Mortgaged Property” means a fee simple property (or such other restate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.
“Net Working Capital” means, as of any time, the aggregate amount of the assets of the Group Companies set forth on Schedule 2.4(e) and identified thereon as “Current” plus investments by the Group Companies between the date hereof and the Adjustment Time in Servicing Rights and in Servertis, minus the aggregate amount of liabilities of the Group Companies as of such time set forth on Schedule 2.4(e) and identified thereon as “Current”; provided, however, that in no event shall the calculation of “Net Working Capital” include (i) Cash and Cash Equivalents or (ii) Closing Indebtedness.
“New Plans” has the meaning set forth in Section 6.10(a).
“Objection” has the meaning set forth in Section 2.4(b)(ii).
“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).
“Open Source Software” means any software that is subject to the terms of any license agreement in a manner that requires that such software, or other software incorporated into, derived from or distributed with such software, be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Order” means any judgment, ruling, order, writ, decision, verdict, settlement, injunction, award or decree entered, issued, made or rendered by any Governmental Entity.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Payoff Amount” has the meaning set forth in Section 2.3(a)(iii).
“Per Diem Taxes” means the real, personal and intangible property Taxes and any other Taxes of the Group Companies for any Pre Closing Tax Period that are levied on a per diem basis.
“Permits” means, collectively, all licenses, registrations, permits, orders, approvals and certificates of occupancy now or hereafter issued, approved or granted by any Governmental Entity or GSE in connection with the operations of the Group Companies, together with all renewals and modifications thereof.
“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, repairers’ and similar statutory Liens imposed by applicable Law arising or incurred in the ordinary course of business for amounts that (a) are not delinquent or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) incurred in the ordinary course of business that do not materially interfere with the Group Companies’ present use, occupancy or operation of such real property, (iv) Liens granted to any lender under the Debt Financing at the Closing or otherwise consented to by the Buyer in connection with any financing by Buyer of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by, and do not adversely affect the Group Companies’ present use, occupancy or operations of such real property and (vi) Liens described on Schedule 1.1.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“PMI” means the default insurance provided by private mortgage insurance companies.

“Post Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion thereof that begins after the Closing Date.
“Pre Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion thereof ending on the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, (i) Per Diem Taxes allocable to the Pre Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre Closing Tax Period and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) Taxes (other than Per Diem Taxes) of the Group Companies for the Pre Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Group Company owns a direct or indirect interest) ended as of the close of business on the Closing Date.
“Premium Cap” has the meaning set forth in Section 6.7(b).
“Proposed Allocation” has the meaning set forth in Section 2.5.
“Purchase Price” means (i) Enterprise Value, plus (ii) the amount (if any) by which Cash and Cash Equivalents exceeds Target Cash, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, plus (iv) the amount of Cash or Cash Equivalents used to acquire any Approved Servicing Rights following the date hereof and prior to the Adjustment Time, plus (v) the amount of any Closing Indebtedness or indebtedness that shall be included in the Payoff Amount at Closing, in each case that is used to acquire any Approved Servicing Rights following the date hereof and prior to the Adjustment Time, minus (vi) the amount (if any) by which Target Cash exceeds Cash and Cash Equivalents, minus (vii) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (viii) the amount of Closing Indebtedness and minus (ix) the amount of Transaction Expenses.
“Purchase Price Allocation” has the meaning set forth in Section 2.5.
“Ratings Requirement” has the meaning set forth in Section 9.5(c).
“Real Property Lease” has the meaning set forth in Section 3.21.
“REIT Termination” has the meaning set forth in Section 6.5(e)(i).
“REO Property” means real estate, owned property and chattels resulting from the foreclosure or repossession of such property by a Group Company.
“Request Notice” has the meaning set forth in Section 6.17.
“Required Information” has the meaning set forth in Section 6.11(c).
“Reserve Amount” has the meaning set forth in Section 9.5(c).

“Reserved Matter” has the meaning set forth on Schedule 3.13.
“Sarbanes-Oxley Act” has the meaning set forth in Section 5.4(b).
“Schedules” has the meaning set forth in Article 3.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Excess Adjustment” has the meaning set forth in Section 2.4(d)(ii).
“Seller Indemnitee” has the meaning set forth in Section 9.2(b).
“Seller Related Parties” means Seller and any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents.
“Serviced Loan” means any Mortgage Loan, chattel loan or other loan for which any Group Company is acting as a servicer under a Servicing Agreement.
“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.
“Servicing Agreement” means, any Contract pursuant to which any Group Company is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer, for any Mortgage Loan.
“Servicing Compensation” shall mean all compensation paid to any Group Company under the Servicing Agreements, or other applicable documents for servicing and administrative duties relating to Sold Mortgage Loans or Investor Mortgage Loans, including, without limitation, all late fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all required reimbursements of Servicing Advances and other ancillary income.
“Servicing Rights” shall mean, with respect to each Serviced Loan, any and all of the following: (a) any and all rights and obligations to service such Serviced Loans; (b) all Servicing Compensation or moneys payable to the Group Company; (c) all Contracts or documents creating, defining or evidencing any such rights of the Group Company to the extent they relate to such rights; (d) all escrow payments or other similar payments with respect to such Serviced Loans and any amounts actually collected and held by the Group Company with respect thereto (to the extent not the property of the related borrower); (e) all accounts and other rights to payments related to any of the property described in this paragraph, (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Serviced Loan or pertaining to the past, present or prospective servicing of such Serviced Loan and all rights to reimbursement for Servicing Advances.

“Sold Mortgage Loan” means any mortgage loan serviced by any Group Company pursuant to a Servicing Agreement, other than a Warehouse Loan, that was originated or purchased and subsequently sold in a whole loan sale or securitization (whether treated as a sale or not under GAAP) by any Group Company and that has not been repaid or refinanced.
“Solvent” means, when used with respect to any Person, that as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“State Agency” means any state agency or other Governmental Entity with authority to regulate the activities of any Group Company relating to the origination or servicing of Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by any Group Company.
“Straddle Periods” has the meaning set forth in Section 10.18(b)(ii).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), 50% or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Date” has the meaning set forth in Section 9.1.
“Target Cash” means thirty million dollars $(30,000,000).
“Target Working Capital” means forty million dollars ($40,000,000).
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or any other withholding or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).
“Tax Return” means all returns, declarations, statements, forms, filings, reports and similar statements required to be filed, with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, with the appropriate domestic federal, state, local and foreign taxing authorities.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Termination Fee” has the meaning set forth in Section 8.2(b).
“Third Party Claim” has the meaning set forth in Section 9.3(a).
“Transaction Expenses” means all fees, costs and expenses incurred or subject to reimbursement by any of the Group Companies, in each case in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof) and not paid prior to or at the Closing, including: (a) all brokerage or financial advisory fees, costs, expenses and disbursements, commissions or finders’ fees, (b) all fees, costs, expenses and disbursements of counsel, accountants or other advisors or service providers, (c) all fees, costs and expenses of obtaining each of the consents, approvals and authorizations set forth on Schedule 7.2(d), in each case incurred at or prior to the Closing and (d) fifty percent (50%) of all fees, costs and expenses, incurred at or prior to the Closing, of obtaining each of the consents, approvals and authorizations set forth on Schedule 3.5, Schedule 4.2 or otherwise required to be obtained hereby, unless such fees costs and expenses are otherwise expressly allocated to any Party or Parties hereunder; provided, that if any Transaction Expenses are incurred by Buyer and are subject to reimbursement by any Group Company, such Transaction Expenses shall have been approved in advance by Seller (such approval not to be unreasonably withheld or delayed).
“Units” has the meaning set forth in the recitals to this Agreement.

“Voting Debt” has the meaning set forth in Section 3.3(b).
“Warehouse Loan” means a mortgage loan secured by a Mortgage, that, as of the Adjustment Time, is owned by any Group Company and is not a Sold Mortgage Loan.
“Working Capital Escrow Account” has the meaning set forth in Section 2.3(b)(ii).
“Working Capital Escrow Agreement” has the meaning set forth in Section 2.3(b)(ii).
“Working Capital Escrow Amount” has the meaning set forth in Section 2.3(b)(ii).
ARTICLE 2
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell, transfer, assign and deliver to Buyer, all right, title and interest in and to all of the Units, free and clear of all Liens (other than restrictions to which Buyer may be subject under applicable securities Laws). In consideration for the sale, transfer and assignment of the Units and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay or cause to be paid the Purchase Price at the time and in the manner set forth in this Article 2.
Section 2.2 Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) (the “Closing Date”) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Buyer and Seller.
Section 2.3 Deliveries at the Closing.
(a) Deliveries by Seller. At the Closing, Seller shall:
(i)	cause the Company to distribute to Seller an amount of cash in dollars, if any, equal to the amount of Cash and Cash Equivalents reflected on the Estimated Closing Statement, less the amount of Target Cash (the “Closing Distribution”);

(ii)	deliver to Buyer a bill of sale, assignment or such other instrument of transfer with respect to the Units in a form reasonably acceptable to Buyer;

(iii)	deliver to Buyer a copy of one or more payoff letters, each in a form reasonably acceptable to Buyer with respect to all remaining amounts outstanding under, or pursuant to, the agreements set forth on Schedule 2.3(a), and acknowledging, among other things, the release of the lenders’ Liens and the satisfaction of the obligations of the Group Companies with respect thereto upon receipt of the applicable payoff amount set forth in each such letter (such amounts, collectively, the “Payoff Amount”).
(b) Deliveries by Buyer. At the Closing, Buyer shall make each of the following payments which shall, collectively, constitute payment of the Purchase Price:
(i)	depositing forty-five million dollars ($45,000,000) (such amount, the “Escrow Amount”) into an escrow account (the “Escrow Account”) to be established and maintained by JPMorgan Chase Bank, National Association (the “Escrow Agent”) pursuant to the terms and subject to the conditions of the escrow agreement, substantially in the form of Exhibit A-1 attached hereto (the “Escrow Agreement”), to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent, such Escrow Amount to be available pursuant to the terms and conditions of the Escrow Agreement and Section 9.5 to satisfy obligations of Seller under this Agreement in respect of claims by Buyer Indemnitees for indemnification pursuant to Article 9, Section 6.16(e) and Section 10.18(a);
(ii)	depositing five million dollars ($5,000,000) (such amount, the “Working Capital Escrow Amount”) into an escrow account (the “Working Capital Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and subject to the conditions of the escrow agreement, substantially in the form of Exhibit A-2 attached hereto (the “Working Capital Escrow Agreement”), to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent, such Working Capital Escrow Amount to be available pursuant to the terms and conditions of the Working Capital Escrow Agreement to satisfy the obligations of Seller under this Agreement in respect of adjustments in favor of Buyer pursuant to Section 2.4(d)(ii), if any;
(iii)	paying to Seller an amount equal to the Estimated Cash Consideration minus the sum of the Escrow Amount and the Working Capital Escrow Amount minus the Deferred Purchase Price minus the amount of the Closing Distribution paid at Closing;
(iv)	issuing and delivering to Seller the Equity Consideration (which shall be in uncertificated book-entry form) free and clear of all Liens (other than restrictions to which Seller may be subject under applicable securities Laws);

(v)	paying, for and on behalf of the Company, an aggregate amount not to exceed the estimated Transaction Expenses in the amounts and to the Persons set forth on the Estimated Closing Statement; and
(vi)	paying, for and on behalf of the Company, an amount equal to the Payoff Amount in accordance with the payoff letters with respect thereto.
All cash payments made by Buyer pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to the accounts specified by Seller in writing no later than two (2) Business Days prior to the Closing Date.
(c) Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 7 with respect to the Closing will be delivered by the Parties.
Section 2.4 Purchase Price.
(a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of Closing Working Capital (the “Estimated Working Capital”), Cash and Cash Equivalents, Closing Indebtedness and Transaction Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates. The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).
(b) Determination of Final Purchase Price.
(i)	As soon as reasonably practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Transaction Expenses, together with a calculation of the Purchase Price based thereon. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).
(ii)	Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall deliver written notice to Buyer of any good faith dispute it has with respect to the preparation or content of the Closing Statement, which notice shall indicate in reasonable detail the basis for such dispute and the specific adjustments to the amounts, determinations and calculations set forth on the Closing Statement that Seller believes should be made (an “Objection Notice”). Any amount, determination or calculation (or any component thereof) contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the parties. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty

(30) day period, the Closing Statement will be final, conclusive and binding on the parties. If an Objection Notice is timely delivered within such thirty (30) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”), and any resolution by them as to any Objection shall be final, binding and conclusive. If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller timely delivers an Objection Notice, then Buyer and Seller shall jointly engage Deloitte & Touche LLP (the “Accounting Firm”) to resolve such remaining Objections (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.4(e)) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and Seller shall cause the Accounting Firm to limit its review and determination to those Objections remaining in dispute, and to deliver a written report containing its calculations of each disputed Objection (which calculations shall be within the range of dispute in respect of such Objection between the Closing Statement and the Objection Notice) within such thirty (30) day period. The final determination of the Accounting Firm shall be based only on the written submissions by Buyer and Seller, not upon any independent review by the Accounting Firm, and shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. Each of Seller and Buyer (i) may (but shall not be required to) submit to the Accounting Firm (with a copy contemporaneously to the other Party) within ten (10) days of the engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on each outstanding Objection and (ii) shall submit such work papers and other documents and information relating to the outstanding Objections as the Accounting Firm may reasonably request and are available to that Party (or its accountants). Other than in accordance with the immediately preceding sentence, neither Buyer nor Seller, nor any of their respective Affiliates shall have any ex parte communications or meetings with the Accounting Firm regarding the subject matter hereof without the other Party’s prior written consent. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties absent manifest error. The fees and disbursements of the Accounting Firm shall be allocated to Seller in the same proportion that the aggregate amount of such Objections so submitted to the Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted, if any, and the balance shall be paid by Buyer. Buyer and Seller shall enter into an engagement letter with the Accounting Firm promptly after its retention, which shall include customary indemnification, confidentiality and other provisions. The fees and expenses of Seller and its representatives incurred in connection with the Closing Statement and any Objections shall be borne by Seller, and the fees and expenses of Buyer and its representatives incurred in connection with the Closing Statement and any Objections shall be borne by Buyer.

(c) Access. Following the Closing, Buyer shall, and shall cause its Subsidiaries (including the Group Companies) to, provide Seller and its accountants and other representatives and the Accounting Firm reasonable access during normal business hours, upon prior written request, to its financial records, accounting personnel and advisors as Seller may reasonably request during the period of any review or dispute pursuant to Section 2.4(b); provided, however, that any such access shall be given at Seller’s expense, and in such a manner as to maintain the confidentiality of such information, this Agreement and the transactions contemplated hereby and so as not to interfere unreasonably with the operation of Buyer or any of its Subsidiaries (including the Group Companies).
(d) Adjustments.
(i)	If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, Buyer shall pay, or shall cause to be paid, to Seller by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined, an amount equal, in the aggregate, to the lesser of (A) such excess and (B) fifty million dollars ($50,000,000). In addition, the Parties shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount to Seller.
(ii)	If the Final Purchase Price is less than the Estimated Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Buyer a portion of the Working Capital Escrow Amount equal to such shortfall; provided that, if such shortfall exceeds the Working Capital Escrow Amount, such instructions shall instruct the Escrow Agent to disburse to the Buyer the portion of the Escrow Amount equal to such excess (the “Seller Excess Adjustment”), which Working Capital Escrow Amount and Escrow Amount shall, collectively, be the sole source of recovery for any payment required pursuant to this Section 2.4(d)(ii).
(e) Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the methodology set forth on Schedule 2.4(e). Except as set forth Schedule 2.4(e), the line items set forth on Schedule 2.4(e) shall be calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

(f) Deferred Purchase Price. No later than 120 days after the Closing Date, Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to the Deferred Purchase Price.
Section 2.5 Allocation of Purchase Price. The Purchase Price, as adjusted pursuant to Section 2.4(d) (as determined for U.S. federal income tax purposes, including any assumed liabilities that are required to be treated as part of the Purchase Price for U.S. federal income tax purposes) shall be allocated among the assets of the Group Companies consistently with the terms of Exhibit D. Buyer shall deliver to Seller within ninety (90) Business Days after the Closing Date a purchase price allocation (the “Proposed Allocation”) that conforms to the principles of Exhibit D. Seller shall accept and agree to the Proposed Allocation unless Seller, acting in good faith, objects to the Proposed Allocation, in which case Seller shall, within fifteen (15) Business Days after receipt of the Proposed Allocation, deliver written notice to Buyer of such objection. Such notice shall specify in reasonable detail the items in the Proposed Allocation to which Seller objects and the basis for such objection. In the event that the parties cannot mutually agree upon a resolution with respect to such disputed items within fifteen (15) Business Days of Buyer’s receipt of such notice, such disagreement shall be treated in the same manner as a disagreement described in Section 2.4(b)(ii), shall be resolved consistently with the manner in which disputes described in Section 2.4(b)(ii) are resolved, and such resolution(s) will be reflected on the purchase price allocation. Buyer and Seller agree to (a) be bound by the purchase price allocation established in accordance with this Section 2.5 (the “Purchase Price Allocation”), (b) act in accordance with the Purchase Price Allocation in the filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 (and any supplemental or amended Form 8594) with their U.S. federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax examination or Tax litigation relating thereto (and to cooperate in the preparation of any such filings), and (c) take no position and cause its Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
Section 2.6 Withholding Right. Buyer shall be entitled to deduct and withhold from the consideration payable to Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of applicable Law. Without limiting its ability to so deduct and withhold, Buyer shall (i) promptly notify Seller of any amounts that Buyer intends to deduct and withhold pursuant to this Section 2.6 (and shall use its reasonable best efforts to so notify at least ten (10) Business Days prior to the Closing), (ii) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Law and (iii) reasonably cooperate with Seller to minimize the amount of any applicable withholding. To the extent that amounts are so withheld by Buyer and are paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise set forth in the disclosure schedules to this Agreement (the “Schedules”) (and subject to Section 10.6), the Company hereby represents and warrants to Buyer as follows:
Section 3.1 Organization.
(a) The Company is a limited liability company duly formed and validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to conduct its business as now being conducted and to own, lease and operate its property and assets. The Company is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b) True and complete copies of the Governing Documents of the Company, as presently in effect, have been heretofore delivered or made available to Buyer.
Section 3.2 Authority.
(a) The Company has all requisite authority and power to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby and thereby.
(b) This Agreement has been, and each Ancillary Document when executed by the Company will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each Ancillary Document will be, duly authorized, executed and delivered by each of the other Parties hereto and each of the other parties thereto, this Agreement and each of the Ancillary Documents constitutes or, when so executed, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 3.3 Capitalization.
(a) The Seller owns directly, beneficially and of record all of the Units, which represent, and will at the Closing constitute, 100% of the outstanding limited liability company interests in the Company. Other than the Units, there are no other outstanding voting or other securities of the Company. All outstanding limited liability company interests in the Company are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in the Governing Documents of the Company, are not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right.
(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which the holders of the Company’s equity interests or other securities may vote (“Voting Debt”).
(c) The Company is not a party to any voting trusts, proxies or other voting Contracts with respect to the Units. Except for Buyer’s rights under this Agreement, there are no outstanding options, warrants, calls, puts, rights (including preemptive, subscription, exchange and/or conversion rights) or Contracts to which the Company is a party, or by which it is bound, in each case that would obligate the Company to issue, deliver, sell, purchase, redeem or acquire any limited liability company interests or other equity security or voting security, including any Voting Debt, or to grant, extend or enter into any such option, warrant, call, put, right or Contract, and there are no stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of the Company.
Section 3.4 Subsidiaries.
(a) Schedule 3.4 lists each of the Company’s Subsidiaries and its state of formation or incorporation, as applicable. All issued and outstanding limited liability company interests, shares of capital stock or other equity interests (as applicable) of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company (as indicated on Schedule 3.4), free and clear of all Liens and are not issued in violation of or, except as set forth in the Governing Documents of the Company, subject to any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Other than as set forth on Schedule 3.4, there are no other outstanding voting or other securities of any Company Subsidiary, including any Voting Debt. Except as set forth in Schedule 3.4, no Group Company owns any interest in any other Person.

(b) Each of the Company’s Subsidiaries is an entity duly formed and validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to conduct its business as it is being conducted as of the date of this Agreement and to own, lease and operate its property and assets. Each of the Company’s Subsidiaries is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Governing Documents of each of the Company’s Subsidiaries, as presently in effect, have been heretofore delivered or made available to Buyer.
Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement or the Ancillary Documents by the Company nor the consummation of the transactions contemplated hereby or thereby by the Company will:
(a) violate any provision of the Governing Documents of any of the Group Companies;
(b) assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, require any material consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Entity or GSE, except as required under the HSR Act;
(c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration, or any obligation to repay, or any loss of a benefit or increase in a liability or other obligation under any of the terms, conditions or provisions of any Material Contract that would, or would reasonably be expected to, individually or in the aggregate, be material to the Group Companies taken as a whole or to either the loan servicing business or the insurance business, respectively, of the Group Companies;
(d) result in the creation or imposition of any material Lien upon or with respect to any material property or asset of any of the Group Companies; or
(e) violate any Law applicable to any of the Group Companies or their businesses or by which any of their respective properties or assets may be bound in any material respect.
Section 3.6 Financial Statements. The Company has previously furnished or made available to Buyer the following financial statements (the “Financial Statements”) of the Company: (a) the audited consolidated balance sheets of the Group Companies as of (x) December 31, 2010 (the “Latest Balance Sheet”) and (y) December 31, 2008, and December 31, 2009 and (b) the audited consolidated statements of income, members’ equity and cash flows of the Group Companies (including any related notes) for each of the years ended December 31, 2010, December 31, 2009, and December 31, 2008, in each case together with the reports thereon of PricewaterhouseCoopers LLP. The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of the date thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of operations and changes in financial position of the Company for the period presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, and except as otherwise indicated in the notes thereto.

Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since December 31, 2010, (i) the businesses of the Group Companies have been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not been, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8 Material Contracts.
(a) All of the following Contracts to which any Group Company is a party or by which any Group Company or its assets is bound is a “Material Contract” for all purposes hereunder, in each case determined solely by reference to the “Materiality Threshold” applicable thereto, if any, and without regard to any “Scheduling Threshold”:
(i)	all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of any Group Company;
(ii)	all Contracts relating to capital expenditures or purchases of assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by any of the Group Companies in excess of a Materiality Threshold of $1,000,000 (or, solely for purposes of Schedule 3.8, a Scheduling Threshold of $5,000,000) during their remaining term following the Closing Date;
(iii)	all Contracts involving indebtedness of any of the Group Companies in excess of a Materiality Threshold of $1,000,000 (or, solely for purposes of Schedule 3.8, a Scheduling Threshold of $5,000,000) individually that would, if remaining outstanding on the Closing Date, be Closing Indebtedness hereunder;
(iv)	any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank, in each case involving aggregate payments or obligations by any of the Group Companies in excess of (A) a Materiality Threshold of either (x) $750,000 annually that are not cancelable without penalty or further payment and without more than ninety (90) days notice, or (y) $1,000,000 during their remaining term following the Closing Date or (B) solely for purposes of Schedule 3.8, a Scheduling Threshold of $2,000,000;
(v)	all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, satisfied and discharged, in each case providing for aggregate payments under each such Contract by or to any Group Company in excess of $750,000 during their remaining term following the Closing Date, other than any such Contracts concerning the routine collection of debts entered into in the ordinary course of business;
(vi)	all guarantees of third party obligations by any Group Company;

(vii)	any Contracts for the lease of personal property to or from any person providing for lease payments in excess of a Materiality Threshold of $1,000,000 per annum or, solely for purposes of Schedule 3.8, a Scheduling Threshold of $2,000,000 per annum;
(viii)	all Employee Agreements;
(ix)	all Contracts not yet performed as of the date hereof providing for a merger or consolidation or acquisition of, or sale of all or a material (to the Group Companies, taken as a whole) portion of the assets of, or other extraordinary transaction in respect of, any Group Company with or to any other Person;
(x)	all Contracts in respect of joint ventures, strategic alliances, partnerships, limited liability companies, agreements among equity holders, voting arrangements or other similar co-ownership or joint management agreements involving a sharing of profits, losses, costs or liabilities by any Group Company with any Person (other than another Group Company) or relating to the ownership or equity interest of any Group Company in any other Person (other than another Group Company);
(xi)	all Contracts pursuant to which any Group Company has an obligation to make an investment in or loan to any Person, in each case, other than in the ordinary course of the origination or loan servicing businesses of the Group Companies;
(xii)	all Contracts that provide for the indemnification of any Person by any Group Company, except for Contracts entered into in the ordinary course of business that would not reasonably be expected to involve indemnification claims in an amount material to the business of the Group Companies, taken as a whole;
(xiii)	all Contracts entered into outside the ordinary course of business not disclosed pursuant to any other clause of this Section 3.8, involving any payments or obligations for the remaining term of such Contracts from and after the Closing in excess of $5,000,000 by any Group Company which have a remaining stated term in excess of one (1) year or are not terminable by the applicable Group Company without penalty or premium within one (1) year from the date hereof;
(xiv)	any Contract that limits in any material respect the freedom of any Group Company to compete in any line of business or with any Person or in any area or which would otherwise materially limit the freedom of any Group Company after the Closing Date;
(xv)	Servicing Agreements;

(xvi)	all Contracts between any Group Company, on the one hand, and the Seller, any Affiliate of the Seller (other than the Group Companies), or any of their respective officers, directors or employees or any record or beneficial owners of five percent (5%) or more of the voting securities of Seller or any Affiliate of Seller (other than the Group Companies), on the other hand;
(xvii)	all Contracts between any Insurance Subsidiary and American Modern Home Insurance Company, American Bankers Insurance Company of Florida and its Affiliates, and/or Foremost Insurance Company Grand Rapids;
(xviii)	any Contract relating to any Intellectual Property Rights material to the operation of the Group Companies’ business, taken as a whole, excluding agreements between Group Companies; or
(xix)	any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xviii) of this Section 3.8(a).
Schedule 3.8(a) sets forth a true and complete list of each Material Contract as of the date hereof, except that, solely for purposes of determining those Material Contracts to list on Schedule 3.8(a) each express “Materiality Threshold” set forth in this Section 3.8(a) shall be disregarded and each express “Scheduling Threshold” shall be applied in its place.
(b) Each Material Contract (other than any Material Contract described in subsection (xv) or (xvii) of Section 3.8(a), or any written commitment to enter into a Contract of the type described in those subsections, that is not material to the loan servicing business or the insurance business, as the case may be, of the Group Companies) is a valid and binding agreement of the applicable Group Company, as the case may be, and (assuming in each case, the applicable Material Contract has been duly authorized, executed and delivered by each of the other parties thereto) is in full force and effect, constitutes a legal, valid and binding obligation of the applicable Group Company and, to the knowledge of the Company, constitutes a legal, valid and binding obligation of the other party or parties thereto, enforceable against such Group Company and each other party thereto in accordance with its terms, in each case, in all material respects, in each case, other than with respect to the expiration or termination of any Material Contract in accordance with its terms following the date of this Agreement and prior to the Closing. None of the Group Companies are, or have received written notice that it is alleged to be, in material breach or material default and, to the knowledge of the Company, no other party to any of the Material Contracts is in material breach or material default (and no event has occurred which with notice or the lapse of time or both would constitute a material default or material violation). As of the date hereof, to the knowledge of the Company, there are no ongoing renegotiations with respect to any Material Contracts, in any material respect.

Section 3.9 Servicing Matters.
(a) One of the Group Companies acts as loan servicer or subservicer under each of the Servicing Agreements set forth on Schedule 3.9(a) and no Group Company acts as a loan servicer or loan subservicer except pursuant to a Servicing Agreement set forth on Schedule 3.9(a). Schedule 3.9(a) sets forth, for each Servicing Agreement in effect on the date hereof, the name of the applicable securitization transaction or third party for whom the Serviced Loans are serviced and such other details regarding such Servicing Agreement as are indicated in the column headings thereon. The Company has made available to Buyer true and complete copies of all written Servicing Agreements to which any Group Company is a party as of the date hereof. None of the Group Companies has engaged subservicers (other than a Group Company) in the servicing of any loans for which it acts as loan servicer other than third party collection agencies to collect deficiencies after foreclosure or repossession.
(b) The Group Companies have been during the last three (3) years, and are, in compliance in all material respects with all material Applicable Requirements applicable to it, its assets and its conduct of business. The Group Companies have timely filed, or will have timely filed by the Closing Date, in each case in all material respects, all material reports that any Investor, Governmental Entity, GSE or Insurer requires that it file with respect to its mortgage origination and servicing business. The Group Companies have done or caused to be done, or have not failed or omitted to do, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. No Agency, Investor or private mortgage insurer has (x) claimed in writing that any Group Company has violated or has not complied with the representations and warranties applicable with respect to any Sold Mortgage Loans originated or purchased and subsequently sold, in each case, after the Effective Date, or Warehouse Loans, or with respect to any sale of mortgage servicing rights to in Investor or (y) imposed restrictions on the activities (including commitment authority) of any Group Company, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since the Effective Date, no Agency or Investor has indicated to any Group Company in writing that it has terminated, or intends to terminate, its relationship with any Group Company for poor performance, poor loan quality or concern with respect to any Group Company’s compliance with Laws or that any Group Company is in default with respect to any Applicable Requirements, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 3.9(b), to the knowledge of the Company, no event has occurred or circumstance exists (or would occur or exist upon notice or the lapse of time or both) that could reasonably be expected to result in a Group Company not maintaining its Servicing Rights in respect of any Servicing Agreement in all material respects.
(c) There are no outstanding Warehouse Loans. Each of the existing financing arrangements with respect to the Servicing Rights and Servicing Advances of any Group Company is set forth on Schedule 3.9(c) (the “Existing Financing Facilities”). Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, on the Closing Date, a Group Company will be the sole owner of the Servicing Rights, free and clear of any Liens, except for Liens and similar claims pursuant to the Existing Financing Facilities. No Group Company has engaged any subservicers in the servicing of any Mortgage Loans.

Section 3.10 Accounting Controls. The Group Companies have devised and maintained systems of internal accounting controls which are sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with its management’s general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other criteria applicable to such statements and to maintain asset accountability; (c) access to its material property and material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any variances.
Section 3.11 No Undisclosed Liabilities. Except (i) to the extent reflected on or reserved against in, or disclosed in the notes to, the Financial Statements, (ii) for liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices, (iii) as set forth in Schedule 3.11, or (iv) liabilities under Contracts that relate to obligations that have not yet been performed, and are not required to be performed prior to the Closing Date, the Group Companies have no obligations or liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise, that would reasonably be expected to be material, individually or in the aggregate, to the Group Companies, taken as a whole.
Section 3.12 Compliance with Law.
(a) Since October 17, 2007, each Group Company has complied in all material respects with, and has not violated in any material respect, any material Laws applicable to it or its business, properties, rights or assets. Since January 1, 2010, none of the Group Companies or, to the knowledge of the Company, the Seller or any of its Affiliates, have received any written threat or charge from a Governmental Entity that alleges that any Group Company is not and, to the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results, or will constitute or result, in a material default or material violation of, or failure on the part of a Group Company to be, in compliance in any material respect with, (x) its respective Governing Documents or (y) any material Law applicable to such Group Company.
(b) Each of the Group Companies has all material Permits that are required in order to permit the Group Companies to conduct their business as currently conducted in all material respects. Schedule 3.12(b) lists each such material Permit together with the name of the Governmental Entity or GSE issuing such material Permit and the applicable Group Company holding such material Permit. The material Permits are valid and in full force and effect. None of the Group Companies is, or since January 1, 2010, has been, in default in any material respect under, and no condition exists that with notice or lapse of time or both would constitute a default in any material respect under, the material Permits. Since January 1, 2010, none of the Group Companies or, to the knowledge of the Company, the Seller, has received any written notice from any Governmental Entity or GSE asserting any material violation of, or failure to comply with any material the terms of, any material Permits. The Group Companies are in compliance in all material respects with all terms required for the continued effectiveness of each such material Permit of the Group Companies. There is no pending or, to the knowledge of the Company, threatened, revocation, limitation, amendment, suspension, termination or involuntary non-renewal of any such material Permit except that is not material, individually or in the aggregate, to the Group Companies taken as a whole. There is no material violation or exception by any Governmental Entity or GSE with respect to any material report or registration filed by any Group Companies.

Section 3.13 Litigation. Except as set forth on Schedule 3.13, as of the date of this Agreement, there is no Order, or Action, (a) pending or, to the knowledge of the Company, threatened against or affecting any of the Group Companies or any assets, properties, rights or businesses of the Group Companies, at Law or in equity, which, if decided adversely against the Group Companies would be reasonably likely to (i) create a liability of any Group Company material to the Group Companies, taken as a whole, or (ii) prevent, materially delay or make illegal or otherwise interfere with any of the transactions contemplated by this Agreement, (b) pending in which any Group Company is the plaintiff or claimant, other than any Order or Action that is not material to the Group Companies, taken as a whole, or (c) pending or, to the knowledge of the Company, threatened, that would give rise to any indemnification claim by an officer or member of the governing body of the Company, material to the Group Companies, taken as a whole.
Section 3.14 Taxes.
(a) Each of the Group Companies has timely filed (after giving effect to any filing extensions) all material Tax Returns required to be filed by it and has paid all material Taxes, whether or not shown as due on such Tax Returns, and none of the Group Companies (i) is or has, since the Effective Date, been a member of an affiliated group (other than a group the common parent of which is Green Tree Investment Holdings III LLC) filing a federal consolidated, combined, joint or unitary Tax Returns or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
(b) The Group Companies have adequately reserved on the Financial Statements according to GAAP for all material Taxes payable by, or in respect of, the Group Companies for which no Tax Return has yet been filed except for (i) Taxes for which the failure to pay such Taxes would not result in a Lien on the Group Companies or their assets or (ii) Taxes that are being contested in good faith.
(c) For all open tax years, each of the Group Companies has withheld and paid over to the appropriate Governmental Entity all material Taxes required to be withheld and paid over with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

(d) None of the Group Companies (i) is, as of the date of this Agreement, the subject of a Tax audit or examination, except as provided on Schedule 3.14(d)(i); (ii) has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority; (iii) has received from any taxing authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such written notice, in each case, involving amounts in excess of $10,000, which has not been satisfied by payment or been withdrawn; (iv) has received a written notice from any taxing authority in a jurisdiction it does not file Tax Returns claiming that it is or may be subject to taxation by that jurisdiction; (v) is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (but excluding contracts entered into in the Group Companies’ ordinary course of business or pursuant to commercial lending arrangements) or has entered into any closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law). During the two-year period ending on the date hereof, no Corporate Taxpayer was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(e) None of the Group Companies (i) has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and none of the Group Companies has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of any of the Group Companies, and (ii) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) except as provided on Schedule 3.14(e)(ii)(A),a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date, or (D) Section 108(i) of the Code (or similar provision under applicable state, local or foreign Law).
(f) None of the Group Companies has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(g) Each of the Group Companies has the entity classification for U.S. federal income tax purposes as provided on Schedule 3.14(g) and, except as disclosed on such Schedule, each of the Group Companies has been classified as so indicated since the Effective Date.
Section 3.15 Employee Benefit Plans; ERISA.
(a) Schedule 3.15(a) sets forth (i) a list of all material “employee benefit plans” (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are currently, or have been, maintained, contributed to or sponsored by any of the Group Companies for the benefit of any current or former employee, officer or director of the Group Companies within the last five (5) years (collectively, the “Employee Benefit Plans”); provided, however, that any Employee Benefit Plan which has not been maintained, contributed to or sponsored by any of the Group Companies for the last three (3) years, or any compensation, retention or severance or similar agreements pursuant to which no Group Company has any further obligations (a “Discontinued Benefit Plan”) does not have to be listed in Schedule 3.15(a), and any representation in this Section 3.15 with respect to such Discontinued Benefit Plan shall only be made to the knowledge of the Company, and (ii) all material employment, retention, severance, change in control or similar agreements, including consulting agreements, with employees, officers, directors or consultants or former employees, officers, directors or consultants associated with the Group Companies that contain obligations in excess of $200,000 per annum and are not terminable by the Group Companies upon 90 days’ notice or less without penalty (collectively, the “Employee Agreements” and with the Employee Benefit Plans, the “Employee Arrangements”). The Group Companies have made available (or, in respect of Employee Arrangements with no outstanding liabilities or continuing obligations of the Group Companies, will make available upon reasonable request by Buyer) to Buyer a true and complete copy of each written Employee Arrangement and all current summary plan descriptions and all determination letters from the Internal Revenue Service with respect to any Employee Benefit Plan.
(b) Each (i) Employee Arrangement has been maintained in all material respects in accordance with its terms and to the extent applicable, the requirements of ERISA and the Code, (ii) each of the Group Companies has performed all material obligations required to be performed by it under any Employee Arrangement and is not in any material respect in default under or in violation of any Employee Arrangement, and (iii) no material Action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened in writing with respect to any Employee Arrangement by any current or former employee, officer or director of the Group Companies.
(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, has received a favorable determination letter from the Internal Revenue Service or can rely on an opinion letter that it is so qualified and, to the knowledge of the Company, nothing has occurred with respect to the operation of any such plan since the date of such determination or opinion letter or letters that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.
(d) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and no Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any of the Group Companies has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Group Companies.
(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event or action) result in or give rise to the payment of any amount, or the acceleration, vesting or increase in any benefit, obligation or amount, (i) that would not, individually or in combination with any other such payment, acceleration, vesting or increase, be deductible as a result of Section 280G of the Code or (ii) whether or not deductible as a result of Section 280G of the Code, for the benefit of any employee, officer or director of any Group Company.

Section 3.16 Intellectual Property.
(a) Schedule 3.16(a) sets forth a true and complete list of all registrations or applications for registration of patents, trademarks, domain names and copyrights owned by any Group Company.
(b) The Group Companies own or possess adequate licenses or other rights to use, free of all Liens except Permitted Liens, all Intellectual Property Rights which are necessary for the conduct of the business of the Group Companies in all material respects. The title or rights of the Group Companies to use such Intellectual Property Rights, or the validity or enforceability thereof, are not being challenged in any Action (other than office actions pending before the U.S. Patent and Trademark Office or similar office) to which any Group Company is a party, nor to the knowledge of the Company, is any such Action threatened. No Group Company has received written notice that it is a party to any Action in connection with which a Person has alleged that the conduct of any of the Group Companies infringes, misappropriates or otherwise violates any Intellectual Property Rights of others, nor, to the knowledge of the Company, is any such Action threatened. No Group Company is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person in any material respect. To the knowledge of the Company, no Person is infringing upon or violating any of the material Intellectual Property Rights owned by any Group Company. No claim is pending or, to the knowledge of the Company, threatened regarding the same.
(c) There are no material licenses or Contracts pursuant to which (i) any Group Company has granted to any Person with respect to any Intellectual Property Rights owned by any Group Company, or (ii) any Person has granted to any Group Company the right to use any Intellectual Property Rights, other than licenses and Contracts for commercially available or off-the-shelf software, or shrink-wrap, or click-through licenses with annual fees of less than $75,000.
(d) None of the Intellectual Property Rights necessary for the conduct of the business of the Group Companies have been adjudged invalid or unenforceable.
(e) The Group Companies have taken commercially reasonable actions to maintain and protect their material Intellectual Property Rights, including the confidentiality of trade secrets, and have caused all employees and contractors who created or contributed to the development of Intellectual Property Rights to assign all of their rights therein to the applicable Group Company.
(f) No material software owned by any Group Company contains or is derived from Open Source Software.
Section 3.17 Insurance Policies. Schedule 3.17 sets forth a complete and correct list of all insurance policies held by or on behalf of any of the Group Companies as of the date of this Agreement (the “Insurance Policies”). The insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the operations of the Group Companies as conducted as of the date of this Agreement. The Insurance Policies are with financially sound insurers, are in full force and effect, and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Company’s knowledge, as of the date of this Agreement (i) no basis exists for early termination of any such Insurance Policy on the part of the insurer, (ii) no facts or circumstances exist which would relieve the insurer under any such Insurance Policy of its obligation to satisfy in full (net of deductibles) any valid claim of a covered Group Company thereunder and (iii) no material insurance claim under any such Insurance Policy is being disputed or was, since January 1, 2010, denied, by the insurer.

Section 3.18 Insurance Agency Business.
(a) Each employee or, to the knowledge of the Company, independent contractor of the Insurance Subsidiaries acting as an Agent was, at the time such person offered, sold, produced or serviced any insurance, warranty or similar products of the Insurance Subsidiaries, duly licensed as an Agent as required by applicable Law (for the type of products offered, sold, produced or serviced by such person, as applicable) in the particular jurisdiction in which such person offered, sold, produced or serviced such products in each case except for failures to be so licensed as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Insurance Subsidiaries, taken as a whole. Each Insurance Subsidiary was, at the time such Insurance Subsidiary offered, sold, produced or serviced any insurance, warranty or similar products, duly licensed as required by applicable Law, for the type of products offered, sold, produced or serviced by such Insurance Subsidiary, as applicable, in each case, except for failures to be so licensed as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Insurance Subsidiary.
(b) No Insurance Subsidiary and no employee or, to the knowledge of the Company, independent contractor of the Insurance Subsidiaries acting as an Agent has violated (or with or without notice or the lapse of time or both, would have violated) in any material respect: (i) any term or provision of any Law applicable to the offering, sale, production or servicing of insurance, warranty or similar products of the Insurance Subsidiaries; or (ii) any term or provision of any agency agreement. All compensation received by or paid to any Insurance Subsidiary, or any employee or independent contractor of an Insurance Subsidiary acting as an Agent, has been in compliance with applicable Law and applicable agency agreements in all material respects.
Section 3.19 Environmental Matters. Except as provided on Schedule 3.19 or as would not, in the cases of clauses (a), (b) and (c) of this Section 3.19, have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Group Companies are in compliance with applicable Environmental Laws; (b) none of the Group Companies have received written notice from any Governmental Entity that any of them are a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Law except for such notice for which no material obligation or liability remains outstanding; (c) as of the date of this Agreement, there is no Action pending or, to the Company’s knowledge, threatened against the Group Companies under any Environmental Law and (d) since the Effective Date, no Group Company has agreed to assume or accept responsibility for any material liability or obligation of any other Person under any Environmental Law.

Section 3.20 Owned Real Property. Other than REO Property, the Group Companies do not own any real property.
Section 3.21 Lease Obligations. Schedule 3.21 contains a true and correct list of all Contracts (the “Real Property Leases”) in respect of (a) all material real property leased or otherwise occupied by any Group Company as of the date of this Agreement (the “Leased Real Property”), and (b) all material real property which is leased by any Group Company, as lessor to third parties, or any Leased Real Property which is subleased by any Group Company as sublessor to third parties, in each case as of the date of this Agreement, which schedule shall also set forth the addresses and suite numbers of each such property. True and complete copies of the Real Property Leases have been made available or delivered to Buyer. Each of such Real Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, in each case, in all material respects, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity). None of the Group Companies have received any written notice of any material default under any Real Property Leases by any Group Company and, to the knowledge of the Company, there has not occurred any material default (or any event or circumstance that, with or without the passage of time or the giving of notice, would constitute such a default) under any Real Property Lease by any other party thereto.
Section 3.22 Employee and Labor Matters. None of the Group Companies is party to any collective bargaining agreement or other labor union contract applicable to employees of the Group Companies and, to the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. The Group Companies are in compliance in all material respects with all applicable laws relating to employment and employment practices, employment discrimination, wages, hours and terms and conditions of employment, including obligations under the Worker Adjustment Retraining and Notification Act of 1988, the Fair Labor Standards Act. There are no material charges or complaints with respect to or relating to any of the Group Companies pending before the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other Governmental Entity responsible for the prevention of unlawful employment practices. There is no material Action by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of any Group Company’s employees is pending or, to the knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $300,000. No Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices.
Section 3.23 Brokers and Finders. No broker, finder, financial advisor or investment banker, other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.24 Affiliate Transactions. Schedule 3.24 sets forth a true and correct list of all Contracts in effect as of the date hereof between any Group Company, on the one hand, and the Seller or any of its Affiliates or any of their respective directors (or equivalent), officers and employees (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand (each, an “Affiliate Agreement”).
Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE COMPANY IN THIS ARTICLE 3 AND BY SELLER IN ARTICLE 4, AND IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE UNITS OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THIS ARTICLE 3 AND OF SELLER IN ARTICLE 4, AND, IN EACH CASE, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR SELLER PURSUANT HERETO.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as otherwise set forth in the Schedules (and subject to Section 10.6), Seller hereby represents and warrants to Buyer as follows:
Section 4.1 Authority.
(a) Seller has all requisite authority and power to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of Seller and no other company proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been, and each Ancillary Document when executed by Seller will be, duly and validly executed and delivered by Seller and, assuming this Agreement has been, and each Ancillary Document when executed by Seller will be, duly authorized, executed and delivered by each of the other Parties hereto and each of the other parties thereto, this Agreement and each of the Ancillary Documents constitutes or, when so executed, will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).
Section 4.2 Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, neither the execution and delivery by Seller of this Agreement or the Ancillary Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby by Seller will:
(a) conflict with or violate any provision of the Governing Documents of Seller;
(b) assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Entity or GSE, except (i) for such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, (B) otherwise materially and adversely affect the ability of Seller to perform its obligations hereunder or (C) result in a liability, or create an obligation, material to the Group Companies, taken as a whole; and (ii) as required under the HSR Act;
(c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration or any other material obligation under, any of the terms, conditions or provisions of any material Contract, except such violations, breaches and defaults which would not, individually or in the aggregate, be reasonably likely to (i) prevent or materially delay the Closing or otherwise prevent Seller or the Company from complying with the terms and provisions of this Agreement or (ii) result in a liability, or create an obligation, material to the Group Companies, taken as a whole;
(d) result in the creation or imposition of any Lien upon or with respect to any property or asset of the Group Companies or on the Units; or
(e) violate any Law applicable to Seller or by which any of its respective properties or assets may be bound, except such violations, which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

Section 4.3 Title to the Units. Seller owns of record and beneficially all of the Units, and Seller has, and will at the Closing have, good and marketable title to the Units and the right to deliver such Units to Buyer in accordance with this Agreement, free and clear of all Liens (other than restrictions to which Buyer may be subject under applicable securities laws). No Person other than Seller (or Buyer pursuant to this Agreement) has any existing right, Contract, claim, option or privilege to purchase, sell, transfer, own, acquire or dispose of any of the Units.
Section 4.4 Litigation. As of the date hereof, there is no Action pending, or, to the knowledge of Seller, threatened against Seller, which, if decided adversely against Seller, would be reasonably likely to prevent or materially delay the Closing or otherwise prevent Seller from complying with the terms and provisions of this Agreement. As of the date hereof, Seller has not received written notice that it is subject to any outstanding Order which would be reasonably likely to prevent, materially delay or make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.
Section 4.5 Brokers. No broker, finder, financial advisor or investment banker, other than Morgan Stanley, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 4.6 Investment Representation. Seller is acquiring the Equity Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Buyer Common Stock comprising the Equity Consideration. Seller acknowledges that the shares of Buyer Common Stock comprising the Equity Consideration have not been registered under the Securities Act or any state or foreign securities Laws and that such shares of Buyer Common Stock may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such shares of Buyer Common Stock are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 4.7 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY SELLER IN THIS ARTICLE 4 AND THE COMPANY IN ARTICLE 3, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLER PURSUANT TO THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE UNITS OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE 3 AND OF SELLER IN THIS ARTICLE 4 AND, IN EACH CASE, IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY OR SELLER PURSUANT HERETO.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller and the Company as follows:
Section 5.1 Organization.
(a) Buyer is a corporation, duly formed and validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Buyer is qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.
(b) True and complete copies of the Governing Documents of Buyer, as presently in effect, have been heretofore delivered or made available to the Company.
Section 5.2 Authority.
(a) Buyer has all requisite authority and power to execute and deliver this Agreement and each Ancillary Document to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required company action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby and thereby.
(b) This Agreement has been, and each Ancillary Document when executed by Buyer will be, duly and validly executed and delivered by Buyer and, assuming this Agreement has been, and each Ancillary Document will be, duly authorized, executed and delivered by each of the other Parties hereto and each of the other parties thereto, this Agreement and each of the Ancillary Documents constitutes or, when so executed, will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

Section 5.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or the Ancillary Documents by Buyer nor the consummation of the transactions contemplated hereby or thereby, nor the consummation of the Debt Financing or the Asset Sales, by Buyer will:
(a) conflict with or violate any provision of the Governing Documents of Buyer;
(b) assuming the truth and accuracy of the representations and warranties of the Company set forth in Section 3.5 and of Seller set forth in Section 4.2, require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Entity or GSE, except (i) for such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to (A) prevent the consummation of the transactions contemplated hereunder, or (B) otherwise materially and adversely affect the ability of Buyer to perform its obligations hereunder; and (ii) as required under the HSR Act;
(c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration or any obligation to repay under any of the terms, conditions or provisions of any Material Contract, except such violations, breaches and defaults which would not be reasonably likely to prevent or materially delay the Closing or otherwise prevent Buyer from complying with the terms and provisions of this Agreement; or
(d) result in the creation or imposition of any Lien upon or with respect to any property or asset of the Group Companies; or
(e) violate any Law applicable to Buyer or by which its properties or assets may be bound.
Section 5.4 Compliance with Law.
(a) Except as set forth on Schedule 5.4(a), (i) Buyer and each of its Subsidiaries is in compliance in all material respects with, and is not in violation of in any material respect, any material Laws applicable to it or its business, properties, rights or assets and (ii) since January 1, 2010, neither Buyer, nor any of its Subsidiaries, has received any written threat or charge from a Governmental Entity that alleges that Buyer or any of its Subsidiaries is not and, to the knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results, or will constitute or result, in a material default or material violation of, or failure on the part of Buyer or any of its Subsidiaries to be, in compliance in any material respect with, (x) its respective Governing Documents or (y) any material Law applicable to Buyer or any of its Subsidiaries.

(b) Buyer is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the Exchange.
Section 5.5 Litigation. Except as set forth on Schedule 5.5, as of the date hereof, there is no Order, or Action pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries or any assets, properties, rights or businesses of Buyer or any of its Subsidiaries, at Law or in equity, which, if decided adversely against Buyer or any of its Subsidiaries would be reasonably likely to (i) create a liability of Buyer or any of its Subsidiaries material, individually or in the aggregate, to Buyer and its Subsidiaries, taken as a whole, or (ii) prevent, materially delay or make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.
Section 5.6 Brokers. No broker, finder, financial advisor or investment banker, other than Credit Suisse Securities (USA) LLC (whose fees shall be the sole responsibility of Buyer) is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 5.7 Sufficiency of Funds. Buyer has delivered to the Seller a true copy of an executed commitment letter addressed to the Buyer (the “Commitment Letter”) from Credit Suisse Securities (USA) LLC, Credit Suisse AG, RBS Securities Inc. and Royal Bank of Scotland PLC pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend Buyer the amounts set forth thereon for the purposes of financing the transactions contemplated by this Agreement and to pay all associated fees, costs and expenses incurred in connection therewith (the “Debt Financing”). Buyer has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof and, on the date hereof, and as of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. Subject to the accuracy of the representations and warranties of the Company and Seller in Article 3 and Article 4, respectively, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer under the Commitment Letter. Subject to the accuracy of the representations and warranties of the Company and Seller in Article 3 and Article 4, respectively, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter. Except as expressly provided in the Commitment Letter, there are no conditions precedent to funding. Assuming the Debt Financing is funded in accordance with the Commitment Letter, Buyer will have at the Closing funds sufficient to consummate the transactions contemplated by this Agreement and to pay all associated fees, costs and expenses incurred in connection therewith.

Section 5.8 Capitalization.
(a) As of the close of business on March 24, 2011, (i) the authorized capital stock of Buyer consisted of 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock, par value $0.01 per share (the “Buyer Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”), of which 25,801,894 shares of Buyer Common Stock were outstanding and no shares of Buyer Preferred Stock were outstanding. As of the date of this Agreement, each option, warrant, call, put, rights (including preemptive, subscription, exchange and/or conversion rights) or Contracts to which Buyer is a party, or by which it is bound, in each case that would obligate Buyer to issue, deliver, sell, purchase, redeem or acquire any Buyer Common Stock, Buyer Preferred Stock or other equity security or voting security, or to grant, extend or enter into any such option, warrant, call, put, right or Contract, has been disclosed in the Buyer SEC Filings filed prior to the date hereof.
(b) The issuance, sale and delivery of the shares of Buyer Common Stock issuable at the Closing have been duly authorized by all necessary corporate action on the part of Buyer and all such shares have been duly reserved for issuance. The shares of Buyer Common Stock, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Assuming the truth and accuracy of the representations and warranties of the Seller set forth in Section 4.6, the offer, issuance, sale and delivery of the shares of Buyer Common Stock pursuant to the terms of this Agreement is in full compliance with all applicable state and federal securities Laws, is exempt from the registration requirements of the Securities Act and is exempt from all applicable state securities law registration and qualification requirements.
Section 5.9 Reports; Financial Statements. Since January 1, 2010, Buyer has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act. As of their respective filing dates, each statement or report filed by Buyer with the SEC on or after January 1, 2010 pursuant to Section 13 or 15(d) of the Exchange Act (collectively, the “Buyer SEC Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC and the Exchange, and none of the Buyer SEC Filings contained (at the time they were filed or if amended or superseded by a filing then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed Buyer SEC Filing. Buyer is eligible to use Form S-3 to register the shares of Buyer Common Stock issuable pursuant to this Agreement under the Securities Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer SEC Filings have been prepared in accordance with the books and records of Buyer and its Subsidiaries and in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise indicated in the notes thereto, and all such financial statements of Buyer fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations and cash flows of Buyer and its Subsidiaries as of the indicated dates and for the indicated periods (in the case of the unaudited consolidated interim financial statements, subject to normal year-end adjustments that are not material, individually or in the aggregate, to the Buyer and its Subsidiaries taken as a whole and except for the absence of any footnotes).

Section 5.10 Liabilities.
(a) Except (i) to the extent reflected on, or reserved against in, or disclosed in the notes to, Buyer’s consolidated balance sheet included in Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2010, (ii) for liabilities incurred since December 31, 2010, in the ordinary course of business consistent with past practices, (iii) as contemplated by this Agreement or as set forth in the Buyer SEC Filings filed prior to the date hereof or (iv) liabilities under Contracts that relate to obligations that have not yet been performed, and are not required to be performed prior to the Closing Date, the Buyer and its Subsidiaries have no obligations or liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise, that would reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole.
(b) All material Buyer Indebtedness as of the date hereof is disclosed in the Buyer SEC Filings filed prior to the date hereof.
(c) Neither Buyer nor any of its Subsidiaries is in default in the payment of any material Buyer Indebtedness or in default under any material agreement relating to material Buyer Indebtedness nor will the consummation of the transactions contemplated hereby or by the Debt Financing or Asset Sale, if any, result in or give rise to a default under any such material Buyer Indebtedness if the existence of the foregoing defaults (individually or in the aggregate) would cause, or reasonably be expected to cause, the failure of any condition to the consummation of the Debt Financing to be satisfied.
Section 5.11 Investment Representation. Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.12 Solvency. Assuming (i) satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby (or waiver of such conditions) set forth in Article 7, (ii) the accuracy of the representations and warranties of the Company set forth in Article 3 and of the Seller set forth in Sections 4.1(b), 4.2(b), (c) and (d), 4.3, 4.5 and 4.6 and (iii) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable as of Closing, and after giving effect to the transactions contemplated by this Agreement, including the Debt Financing and the payment of the Purchase Price, any other repayment or refinancing of Group Company or Buyer indebtedness contemplated in this Agreement or the Commitment Letter, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Buyer and the Group Companies will be Solvent as of immediately after the Closing.

Section 5.13 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER, THE GROUP COMPANIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY BUYER IN THIS ARTICLE 5, AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY BUYER PURSUANT TO THIS AGREEMENT, BUYER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY CONSIDERATION OR BUSINESSES OR ASSETS OF ANY OF BUYER AND ITS SUBSIDIARIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, AND SELLER AND THE COMPANY SHALL EACH RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE 5 AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY BUYER PURSUANT HERETO.
ARTICLE 6
COVENANTS
Section 6.1 Conduct of Business of the Company. Except as required or expressly permitted by this Agreement, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course consistent with past practice (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve intact, in all material respects, its business organization and to maintain, in all material respects, its operations (including its commercial relationships with its clients and suppliers) and (c) not to take any of the following actions:
(i)	enter into, materially amend, cancel, fail to renew, terminate, renew or extend any Material Contract (or any Contract that would be a Material Contract if in effect on the date of this Agreement), or waive, release or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practices; provided, that any Group Company may (A) enter into, amend, modify or refinance any Contract with respect to indebtedness of any Group Company and (B) enter into, amend or modify any Servicing Agreement;

(ii)	declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of, its equity securities except (A) dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies, and (B) dividends or distributions made or paid in Cash and Cash Equivalents;
(iii)	(A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class (except for the issuance of equity securities upon exercise of options or warrants) or (B) adjust, split, combine, recapitalize or reclassify any of its equity securities;
(iv)	redeem, purchase or otherwise acquire any outstanding equity of the Company or any of the Group Companies which are not wholly-owned, directly or indirectly, by the Company;
(v)	acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets (A) in the ordinary course of business consistent with past practices, or (B) not to exceed $10,000,000 in the aggregate;
(vi)	adopt any amendments to their respective Governing Documents;
(vii)	dissolve or liquidate any Group Company;
(viii)	(A) except as required by the terms of any Employee Benefit Plan or Material Contract as in effect on the date hereof or other than in the ordinary course of business consistent with past practices, grant or announce any incentive awards, bonus or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of the employees or other service providers of such Group Company or (B) materially increase the benefits under any Employee Benefit Plan;
(ix)	enter into any transaction with any of its officers, employees or Affiliates (or any directors, managers, officers or employees of any such Affiliate), other than employment arrangements entered into in the ordinary course of business consistent with past practices;
(x)	sell, assign, license, transfer, pledge or otherwise dispose of any material assets (including Intellectual Property Rights) outside the ordinary course of business, except for assets with a purchase price, in the aggregate, of less than $2,000,000;

(xi)	commence or settle any material Action or waive or release any material rights or claims, except in the ordinary course of business, or agree or consent to the issuance of any Order or settlement restricting or otherwise affecting its business operations in any manner other than as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole;
(xii)	except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by a Group Company or write up, write down or write off the book value of any material asset;
(xiii)	make capital expenditures in excess of $4,000,000 in the aggregate;
(xiv)	incur indemnification obligations (other than in respect of the ordinary course of business consistent with past practice), other than as would not be reasonably expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole;
(xv)	to the extent any such action could have a material impact on or with respect to the Tax liabilities of any Group Company prior to, on or after the Closing Date (including any increase in the adjustment to be made pursuant to Section 2.4(d), make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or
(xvi)	agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.
Section 6.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or any of the Group Companies’ operations prior to the Closing.
Section 6.3 Notification of Certain Matters.
(a) Buyer shall, with reasonable promptness, notify Seller in writing of (i) Buyer’s receipt of any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the transactions contemplated hereby and (ii) any Action pending or threatened against any of Buyer and its Affiliates relating to the transactions contemplated hereby.
(b) Seller shall, with reasonable promptness, notify Buyer in writing of (i) Seller’s or any Group Company’s receipt of any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the transactions contemplated hereby and (ii) any Action pending or threatened against Seller or the Company or any of their Affiliates relating to the transactions contemplated hereby.

Section 6.4 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Buyer and its authorized representatives (a) reasonable access to all books, records, properties, contracts, and Permits of the Group Companies during normal business hours (in a manner so as to not interfere with the normal business operations of any Group Company), (b) reasonable access during normal business hours (in a manner so as to not interfere with the normal business operations of any Group Company) to each report, schedule, registration statement, Permit and other document filed or received by it during such period pursuant to the requirements of applicable Laws (other than reports or documents that the Group Companies are not permitted to disclose under applicable Law), (c) as soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the consolidated balance sheet of the Group Companies and the related consolidated statements of income and members’ equity and consolidated statement of cash flows for such month and (d) as soon as reasonably practicable after they become available, but in no event more than forty-five (45) days after the close of each quarterly accounting period ending after the date hereof, the consolidated balance sheet of the Group Companies and the related statements of income and members’ equity and statement of cash flows for such quarterly period. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer to the extent such disclosure would (x) jeopardize any attorney-client or other legal privilege of the disclosing Party or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply and a Party has determined to restrict access accordingly.
Section 6.5 Consents; Efforts to Consummate.
(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate with the others and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions to Closing set forth in Article 7. In furtherance and not in limitation of the foregoing, each Party agrees, to the extent necessary, to file the appropriate notices, reports, and other documents pursuant to the HSR Act and under any other antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable (but, in respect of filings pursuant to the HSR Act, in no event later than fifteen (15) Business Days after the date hereof), and to supply as promptly as practicable any additional information and documentary material that reasonably may be requested pursuant to the HSR Act or any other antitrust Law and, subject to Section 6.5(b) and Section 6.5(c) and the other terms hereof, to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of any of the requisite clearances, approvals and authorizations under any other antitrust Law. Buyer and Seller shall equally share the payment of the filing fee required under the HSR Act and under any other antitrust Law.

(b) Each of the Parties shall, in connection with the efforts referenced in Section 6.5(a) to obtain any requisite clearances, approvals and authorizations under the HSR Act and other antitrust Laws for the transactions contemplated by this Agreement, use its respective reasonable best efforts to (i) cooperate with each other in connection with any filing or submission under the HSR Act or any other antitrust Law and in connection with any investigation, inquiry or Action, including an investigation, inquiry or Action initiated by a Governmental Entity under any antitrust Law; (ii) keep the other Parties reasonably informed of any communication received from, or given to, any Governmental Entity regarding any requisite clearances, approvals and authorizations of such Governmental Entity in respect of the transactions contemplated hereby; and (iii) permit the other Parties to review in advance on an outside counsel only basis any written communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity in respect of the HSR Act or any other antitrust Laws and, to the extent not prohibited by such applicable Governmental Entity, give the other Parties the opportunity to attend and participate in such meetings and conferences.
(c) Buyer, on the one hand, and Seller, on the other hand, agree not to extend any waiting period under the HSR Act, except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall not, without the prior written consent of Buyer, sell, hold separate or otherwise dispose of any material assets of any Group Company or agree to conduct any business of any Group Company in a manner which is material and adverse to the loan servicing business or the insurance business, respectively, of the Group Companies, or agree to do or permit any of the foregoing, as a condition to or in connection with obtaining approval of any Governmental Entities or GSEs required to consummate the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Buyer shall not be required to take any action pursuant to Sections 6.5(a) or (b) (i) that would require Buyer or its Affiliates to hold separate or divest any of its or its Affiliates’ (including, from and after the Closing, any of the Group Companies’) material assets or material operations or would impose any material limitation or material restriction on the ability of Buyer or any of its Affiliates (including, from and after the Closing, any of the Group Companies) to freely conduct their respective businesses or own their respective assets in a manner which is material and adverse to the Buyer and its Affiliates, or (ii) if the taking of such action or obtaining of or compliance with such Permits, consents, approvals and authorizations would result in a Burdensome Condition.
(d) In the event any Action by any Governmental Entity, GSE or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action, investigation or other proceeding and, if an Order is issued in connection with any such Action, investigation or other proceeding, to use reasonable best efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(e) Subject to the terms and conditions of this Agreement, and except with regard to antitrust Laws, each Party shall cooperate with the others and use its reasonable best efforts to:
(i)	take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth in this Agreement and to consummate the transactions contemplated by this Agreement, which actions shall, in the case of Buyer, to the extent required to satisfy the conditions to Closing set forth in this Agreement or in the Debt Financing Commitment, include the revocation or other termination of Buyer’s real estate investment trust election pursuant to Section 856(g) of the Code (the “REIT Termination”);
(ii)	obtain from any Government Entity, GSE or any other third party any authorizations, consents, orders and approvals and send any notices, in each case, which are required to be obtained, made or sent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that, in connection therewith Buyer will not be required to, nor, without the prior written consent of Buyer, will the Company, make or agree to make any payment (other than any payment borne or reimbursed by Seller) or accept any conditions or obligations, including amendments to existing conditions and obligations, in each case material and adverse to the Buyer, the loan servicing business of the Group Companies or the insurance business of the Group Companies, respectively;
(iii)	cooperate with the reasonable requests of each other in seeking to obtain, make or send as promptly as practicable all such authorizations, consents, orders, approvals and notices.
Without prejudice to the obligations of Seller and Buyer pursuant to clause (i), (ii) and (iii) of this Section 6.5(e), the Company shall use reasonable best efforts, to the extent permitted by Law and subject to review, comment and approval by each of Buyer and Seller, to prepare, file, submit and send all filings, submissions and notices as may be required pursuant to clause (ii) of this Section 6.5(e). The Buyer shall pay, or reimburse the Group Companies for, all reasonable and documented fees, costs and expenses incurred by the Parties and their respective Affiliates in obtaining authorizations, consents, orders and approvals and sending any notices to the extent such authorizations, consents, orders approvals and notices are the exclusive obligation of Buyer. All reasonable and documented fees, costs and expenses incurred by the Parties and their respective Affiliates in obtaining any other authorizations, consents, orders and approvals and sending any notices required to be obtained or sent, as applicable, hereby, shall, in each case, be borne (i) with respect to authorizations, consents, orders and approvals set forth on Schedule 3.5 and Schedule 4.2, fifty percent (50%) by the Seller and the Group Companies, on the one hand, and fifty percent (50%) by Buyer, on the other hand, and (ii) with respect to authorizations, consents, orders and approvals set forth on Schedule 7.2(d), by Seller, and, if any of the foregoing obligations are unpaid as of the Closing, shall be treated as Transaction Expenses for all purposes hereunder to the extent set forth in the definition thereof.

Section 6.6 Public Announcements. The Parties shall use their respective reasonable best efforts to develop a joint communications plan with respect to the transactions contemplated by this Agreement and ensure that all press releases and any other public announcements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan. Without the prior approval of Buyer (which shall not be unreasonably withheld), Seller shall not, and shall not permit any Group Company or any Affiliate thereof to, make any press release or other public announcement, including communications to any of the Group Companies’ suppliers, dealers, licensees, officers, employees, customers and others having business relations with the Group Companies, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by any applicable Law; provided, however, that Seller and its Affiliates may, without the prior approval of Buyer, provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities. Without the prior approval of Seller (which shall not be unreasonably withheld), Buyer shall not, and shall not permit any of its Subsidiaries to, make any press release or other public announcement, including communications to any of the Group Companies’ suppliers, dealers, licensees, officers, employees, customers and others having business relations with the Group Companies, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by applicable Law or the rules and regulations of the Exchange. If Buyer or Seller determines that it is required by applicable Law or the rules and regulations of the Exchange, as applicable, to make disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other Parties as far in advance as practicable, and shall reasonably consider any comments made by the other Parties relating to the proposed disclosure to the extent practicable.
Section 6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the current or former directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies on their own behalf, will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law.

(b) Contemporaneously with the Closing, Buyer shall cause the Company to, and the Company shall, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; provided, further, that, in satisfying its and Buyer’s obligations under this Section 6.7(b), neither Buyer nor the Group Companies shall be obligated to pay, collectively, more than 200% of the last annual aggregate premium paid prior to the date of this Agreement by or on behalf of the applicable Group Company to obtain such coverage (the “Premium Cap”). It is understood and agreed that if such coverage cannot be obtained for an amount equal to or less than the Premium Cap, Buyer shall cause the Company to obtain such coverage as may be obtained for an amount equal to the Premium Cap.
(c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.
Section 6.8 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided, however, that the Company’s and the Company’s Subsidiaries’ obligation to retain such books, records and other documents shall not apply to any books, records and other documents which have been retained by the Group Companies pursuant to Section 5.23 of the Amended and Restated Asset Purchase Agreement, dated as of March 14, 2003 and as amended, by and among Conseco Finance Corp., the selling subsidiaries named therein and CFN Investment Holdings LLC. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.
Section 6.9 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee (excluding executive officers), client, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company.

Section 6.10 Employee Benefit Matters.
(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide employees of each Group Company who continue to be employed by a Group Company with the a salary or hourly wage rate that is no less than the salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are substantially similar in the aggregate to the Employee Benefit Plans maintained by Seller and the Group Companies as of the date of this Agreement. Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any Group Company on or after the Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year of the Closing and on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.
(b) Buyer shall, pursuant to that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), assume all of Seller’s obligations under (i) the Green Tree Severance Plan for Senior Executives and all participation agreements thereunder in accordance with its terms, and (ii) certain other severance agreements identified on Schedule I to the Assignment and Assumption Agreement.
(c) Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B 9.
(d) Nothing contained in this Section 6.10, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Further, this Section 6.10 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10.

Section 6.11 Financing.
(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the commitments under the Commitment Letter (the “Debt Financing Commitments”), and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Financing Commitments if such amendment, modification or waiver reduces (or could have the effect of reducing) the aggregate amount of the Debt Financing or imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of Buyer to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect thereto (provided that, subject to the other provisions of this Section 6.11(a), Buyer may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, so long as the terms would not adversely impact the ability of Buyer to timely consummate the transactions contemplated by this Agreement or the likelihood of consummation of the transactions contemplated by this Agreement). Buyer shall promptly deliver to Seller copies of any amendment, modification or replacement of the Debt Financing Commitments; provided, that such information shall be subject to any limitations on disclosure and/or use applicable thereto. For avoidance of doubt, to the extent required to arrange the Debt Financing or to fulfill any of Buyer’s other obligations set forth in this Section 6.11(a), commercially reasonable efforts of Buyer shall include effecting the REIT Termination.
(b) Buyer shall use its reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer obtaining the Debt Financing set forth in the Debt Financing Commitments that are within its control, (iii) enter into definitive agreements with respect thereto on terms and conditions contemplated by the Debt Financing Commitment or on terms no less favorable to Buyer than the terms and conditions in the Commitment Letter, and in any event that would not adversely impact the ability or likelihood of Buyer to consummate the transactions contemplated by this Agreement, (iv) enforce the obligations of the lenders under the Debt Financing Commitments (including, through litigation pursued in good faith), and (v) subject to the satisfaction or waiver of the conditions set forth herein, consummate the Debt Financing at or prior to the Closing Date. Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Seller copies of the material definitive agreements for the Debt Financing; provided, that such information shall be subject to any limitations on disclosure and/or use applicable thereto. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (x) of any breach or default by any party to the Commitment Letter or definitive agreements related to the Debt Financing of which Buyer becomes aware, (y) of the receipt of any written notice from any Debt Financing source of (1) any breach, default, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Debt Financing of any material provision of the Commitment Letter or definitive agreements related to the Debt Financing or (2) any failure or allegation of a failure to satisfy any condition to the consummation of the Debt Financing, or the occurrence of any event or condition (not otherwise specified in subclause (1) above) that could reasonably be expected to cause any condition to the consummation of the Debt Financing to not be satisfied, and (z) if at any time for any reason Buyer determines in good faith that it will not be able to obtain all or any portion of the Debt Financing needed to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within five Business Days of the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that such information shall be subject to the Confidentiality Agreement and any additional limitations on disclosure and/or use of such information imposed by the Commitment Letter or any other definitive agreements for the Debt Financing; provided, further, that Buyer need not provide any information believed to be privileged or that is requested for purposes of litigation. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the Purchase Price and all fees, expenses and other amounts contemplated to be paid by Buyer pursuant to this Agreement, Buyer shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable to Buyer than the terms and conditions set forth in the Commitment Letter as promptly as reasonably practicable following the occurrence of such event (“Alternative Financing”). Buyer shall deliver to Seller true and complete copies of all Contracts or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of such Alternative Financing. Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing.
(c) Each of the Seller and the Company shall, and each shall cause its Subsidiaries, and its officers, employees and advisors, including legal and accounting advisors, to provide to Buyer all cooperation reasonably requested by Buyer and that is customary in connection with a financing comparable to the Debt Financing, including: (i) furnishing Buyer as promptly as reasonably practicable (and in any event at such times as shall allow satisfaction of the relevant conditions of the Commitment Letter) with available financial and other pertinent available information regarding the Group Companies and other cooperation and assistance as may be reasonably requested by Buyer, including the relevant financial information described in the Commitment Letter (information required to be delivered pursuant to this clause (i), the “Required Information”); (ii) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing or any Alternative Financing; (iii) using its commercially reasonable efforts to assist with the preparation of materials for the rating agency presentations, bank information memoranda and other documents required in connection with the Debt Financing or any Alternative Financing (including requesting any consents of accountants for use of their report in any materials relating to the Debt Financing or Alternative Financing and the delivery of any required customary representation letters); (iv) using its commercially reasonable efforts to facilitate the pledging of collateral in connection with the Debt Financing or any Alternative Financing (subject to the occurrence of the Closing Date); (v) causing the taking of corporate actions (subject to the occurrence of the Closing Date) by the Group Companies reasonably necessary to permit the completion of the Debt Financing or any Alternative Financing; and (vi) facilitating the execution and delivery (on the Closing Date) of definitive documents relating to the Debt Financing or any Alternative Financing on the terms contemplated by the Debt Financing Commitments; provided, however, that nothing in this Section 6.11 shall require any cooperation to the extent that it would materially and unreasonably interfere in any material respect with the business or operations of the Group Companies. Buyer shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket expenses incurred by any Group Company in connection with the cooperation contemplated by this Section 6.11. The Company hereby consents to the reasonable use of the Group Companies’ logos in connection with the Debt Financing or any Alternative Financing, provided that such logos are used in a manner that is not intended to harm or disparage the Group Companies or their marks and on such other customary terms and conditions as the Company shall reasonably impose.

(d) Buyer shall use its reasonable best efforts to (i) consummate the sale, liquidation or other transfer of assets of Buyer or any of its Subsidiaries to the extent required to receive proceeds not in excess of two hundred fifteen million dollars ($215,000,000) or such lesser amount of proceeds sufficient to enable Buyer to, together with the Debt Financing and any other sources of funds, pay the Purchase Price at Closing (“Asset Sales”) and (ii) satisfy on a timely basis all conditions to be satisfied by Buyer contained in any definitive agreement with respect to such Asset Sales, if any, that are within its control. Buyer shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of any Asset Sales conducted pursuant to this Section 6.11(d). Buyer acknowledges and agrees that consummating the Asset Sales, if any, and receiving the proceeds therefrom is not a condition to Closing.
Section 6.12 Confidentiality.
(a) Seller acknowledges that it shall not, and it shall cause its Subsidiaries not to, at any time during the period commencing on the Closing Date and ending on the third anniversary thereof, disclose any Confidential Information in respect of the Buyer or any Group Companies to anyone other than to representatives of Buyer or the Group Companies (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Action, and then only after Seller has given written notice (to the extent not prohibited by law) to Buyer of its obligation to disclose such Confidential Information so that Buyer may waive compliance with the provisions of this Section 6.12, or be given a reasonable opportunity to obtain, at Buyer’s expense, an appropriate protective order with respect to such disclosure, and Seller shall cooperate with Buyer, at Buyer’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by Buyer, Seller is nonetheless, upon the advice of Seller’s counsel, legally required to disclose Confidential Information, Seller may disclose such Confidential Information but only to the extent so legally required to be disclosed upon the advice of Seller’s counsel).
(b) Buyer acknowledges that it shall not, and it shall cause its Subsidiaries not to, at any time during the period commencing on the Closing Date and ending on the third anniversary thereof, disclose any Confidential Information in respect of the Seller to anyone other than to representatives of Seller (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Action, and then only after Buyer has given written notice (to the extent not prohibited by Law) to Seller of its obligation to disclose such Confidential Information so that Seller may waive compliance with the provisions of this Section 6.12, or be given a reasonable opportunity to obtain, at Seller’s expense, an appropriate protective order with respect to such disclosure, and Buyer shall cooperate with Seller, at Seller’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by Seller, Buyer is nonetheless, upon the advice of Buyer’s counsel, legally required to disclose such Confidential Information, Buyer may disclose such Confidential Information but only to the extent so legally required to be disclosed upon the advice of Buyer’s counsel).

Section 6.13 Termination of Certain Agreements. Seller shall take all such action as is necessary to ensure that:
(a) except as set forth on Schedule 6.13, all Affiliate Contracts and any other arrangements or transactions between Seller or any of its Affiliates (other the Group Companies), on the one hand, and any of the Group Companies on the other hand, shall be terminated as of Closing without the payment of any fee or penalty by, or incurrence of any obligation or liability by, any Group Company; and
(b) the provisions of any agreement, arrangement or practice with respect to the Group Companies with respect to Taxes (including any Tax sharing agreements) are terminated on or before the Closing Date (and after the Closing Date, no Person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes).
Section 6.14 Resignations. Prior to the Closing, Seller and the Company shall use their respective reasonable best efforts to obtain resignation letters in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date, of any director or member of the board of managers or other governing body of any Group Company identified in one or more written notices delivered to Seller by Buyer no later than ten (10) Business Days prior to the Closing Date.
Section 6.15 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not (nor cause or permit any other Person on its behalf to), directly or indirectly, solicit, initiate, facilitate, or encourage (including by way of providing non-public information), or engage in discussions or negotiations with, or provide any information to, or seek the submission of, any proposal or offer from, or cooperate or assist, or enter into any merger or acquisition agreement, letter of intent, agreement in principle or other similar agreement or arrangement with, any Person (other than Buyer and its representatives) relating to (a) the acquisition of any of the Units or other securities of the Company (including any acquisition structured as a merger, consolidation or share exchange or other similar transaction) or (b) any part of the assets of the Group Companies other than in the ordinary course of business, consistent with past practice. The Seller and the Company shall (i) promptly, to the extent that they have not done so already, cause any negotiations of the type described in the preceding sentence which may currently be in progress to be terminated, and (ii) within thirty (30) days of the date of this Agreement, request and require all third parties to whom confidential information has been given by or on behalf of the Company or Seller in connection with the sale process run by Morgan Stanley in which Buyer participated with respect to the consideration by such parties of the acquisition of any of the Units or other securities of the Company (including any acquisition structured as a merger, consolidation or share exchange or other similar transaction) or any part of the assets of the Group Companies other than in the ordinary course of business, to destroy or return such information solely to the extent the Company or Seller has the right to do so pursuant to a Contract with such third party.

Section 6.16 Registration of Equity Consideration.
(a) As promptly as practicable following the Closing and the provision by Seller to Buyer in writing of all information relating to Seller required to be included in the registration statement or the related prospectus and, in any event, prior to the later of (i) the sixtieth day following the Closing Date or (ii) the thirtieth day following the provision of such information by Seller, Buyer shall file a registration statement on Form S-3 with the SEC registering the resale of the shares of Buyer Common Stock comprising the Equity Consideration, and shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable. Upon the written request of Seller, Buyer shall register or qualify such shares of Buyer Common Stock under applicable state securities Laws (if any). After such registration statement is declared effective by the SEC, Buyer shall use its reasonable best efforts to keep such registration statement and any such registration or qualification under applicable State securities Laws effective, current and available until the earliest of (i) such time as all such shares of Buyer Common Stock covered thereby have been sold or can be sold under Rule 144 of the Securities Act without any limitation, (ii) no such shares of Buyer Common Stock are beneficially owned by Seller or (iii) the first anniversary of the effective date of such registration statement. If Seller desires to sell such shares of Buyer Common Stock after the first anniversary of the effective date of such registration statement, but is prevented from doing so because of limitations under Rule 144 of the Securities Act on the volume or method of transfer applicable to the sale of such shares of Buyer Common Stock that are applicable other than due to conduct by Seller and its Affiliates, including the acquisition of equity securities of Buyer other than the Equity Consideration, then upon written request of Seller, Buyer will use reasonable best efforts to re-register or maintain the effective registration of such shares of Buyer Common Stock as set forth above (including by filing a registration statement on Form S-3, to the extent available, to re-register such shares of Buyer Common Stock).
(b) Buyer shall furnish to Seller an electronic version of a conformed copy of the registration statement and of each such amendment and supplement thereto (in each case including all exhibits), an electronic version of a copy of the prospectus contained in such registration statement and any supplements thereto and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as Seller may reasonably request.
(c) Buyer shall pay all filing fees, fees of its counsel and accountants and all of its other expenses (for the avoidance of doubt, Buyer shall not pay any underwriting or brokerage fees or Seller’s counsel fees or other expenses) in connection with such registration and resale under the Securities Act, and such registration or qualification under applicable state securities Laws (if any). Buyer shall cause all shares of Buyer Common Stock comprising the Equity Consideration to be listed or included on the principal securities exchange or quotation system on which Buyer Common Stock is otherwise listed or included from time to time.
(d) Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any Losses in connection with or arising out of any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), except to the extent that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to Seller that is supplied by Seller for inclusion in such registration statement (including any prospectus related thereto).

(e) Seller shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses in connection with or arising out of any untrue statement or alleged untrue statement of a material fact required to be stated or necessary to make the statements not misleading in any such registration statement (including any document incorporated by reference therein), to the extent, but only to the extent, that such Loss is caused by any such untrue statement or alleged untrue statement based upon information relating to Seller that is supplied by Seller for inclusion in such registration statement (including any prospectus related thereto).
(f) Seller understands and agrees that the Buyer Common Stock received by it as Equity Consideration hereunder will contain a legend substantially as follows until such time that such Buyer Common Stock is transferred pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as Buyer may notify the transfer agent for such Buyer Common Stock that the legend shall be removed:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
(g) Upon the filing of the registration statement referred to in Section 6.16(a), Buyer shall promptly notify the transfer agent for the Seller’s Buyer Common Stock issued as Equity Consideration hereunder that the restrictive legend described in Section 6.16(f) shall be removed from such Buyer Common Stock. Promptly (but in no case later than three (3) Business Days) following a transfer of such Buyer Common Stock by Seller, Seller shall notify Buyer whether such transfer was made pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act.
(h) Buyer shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of the Exchange Act. If at any time Buyer is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, Buyer shall reasonably promptly and at its expense, upon the written request of a Seller, make available adequate current public information with respect to Buyer within the meaning of Rule 144(c)(2) under the Securities Act.

Section 6.17 Financial Support Obligations. From and after the date of this Agreement, and for a period of ninety (90) days following the Closing Date, in the event that (i) Buyer is required to maintain a letter of credit, or other similar financial support for the Group Companies’ obligations under that certain Agreement of Lease, dated December 28, 2007 (the “DBSI Lease”), by and between DBSI Landmark Towers Leaseco LLC and Green Tree Servicing LLC (the “Financial Support Obligations”), and (ii) (x) the letter of credit issued by Deutsche Bank and maintained by the Group Companies as of the date of this Agreement in respect of the Financial Support Obligations is no longer available to the Group Companies to satisfy the Financial Support Obligations or (y) the letter of credit issued by US Bank and currently a component of the Financial Support Obligations is no longer available to the Group Companies to satisfy the terms of the DBSI Lease, then, upon ten (10) Business Days prior written notice from Buyer (the “Request Notice”), Seller shall, for a period not to exceed twenty-four months following receipt of the Request Notice, either (x) provide an irrevocable letter of credit issued by a financial institution meeting the Ratings Requirement that satisfies the Financial Support Obligations, (y) provide an irrevocable guaranty in form and substance and from a guarantor satisfying the Financial Support Obligations, or (z) provide Buyer with cash in an amount not to exceed $5,000,000, as collateral in respect of the Financial Support Obligations; provided that, Seller’s obligations pursuant to this Section 6.17 may be satisfied, in Seller’s sole discretion, by paying, or causing an Affiliate of Seller to pay, to Buyer an amount equal to $5,000,000 in cash. In the event that Seller, or an Affiliate of Seller, has provided cash collateral pursuant to clause (z) above, or has made a cash payment pursuant to the proviso of clause (z) above, such cash shall be returned to Seller or its Affiliate, as the case may be, no later than the date that is twenty-four months following Seller’s receipt of the Request Notice.
Section 6.18 Specified Matters. Prior to the Closing, Seller and the Company shall use their respective reasonable best efforts to enter into a Contract in form and substance reasonably satisfactory to Buyer pursuant to which Seller shall assume all obligations and liabilities of the Group Companies in respect of the third paragraph of the Contract described on Schedule 6.18, which contract shall include a release and waiver in favor of the Group Companies of all obligations and liabilities arising from or relating to the third paragraph of the Contract set forth on Schedule 6.18 by the party thereto other than Buyer, Seller or any Group Company (the “Assumption and Waiver”). If, notwithstanding such efforts, the parties to the Contract described on Schedule 6.18 do not enter into the Assumption and Waiver prior to Closing, at the Closing, Seller shall, at Seller’s option, (i) deliver to Buyer an irrevocable guaranty in favor of Buyer in form and substance, and by a financial institution, in each case reasonably acceptable to Buyer (including with respect to the credit-worthiness of such financial institution) guaranteeing the obligations of Seller to indemnify Buyer pursuant to Section 9.2(a)(iv) or (ii) cause the Company to pay an amount sufficient to secure a waiver and release in favor of the Group Companies of all obligations and liabilities arising from the Contract set forth on Schedule 6.18; provided that such amount shall be deemed a “Transaction Expense” for all purposes hereunder; provided further that such amount is reflected as a Transaction Expense on the Estimated Closing Statement.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT
Section 7.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b) no provision of applicable Law or Order shall be in effect prohibiting the consummation of the transactions contemplated hereby; and
(c) no material Action shall have been instituted by any Governmental Entity or GSE seeking to prohibit, declare illegal or enjoin the consummation of the transactions contemplated hereby.
Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
(a) (i) (x) the representations and warranties of the Company set forth in clause (ii) of Section 3.7 shall be true and correct as of the Closing Date as though made on the Closing Date and (y) each other representation and warranty of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (B) to the extent that the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement;
(b) Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller and the Company, respectively, under this Agreement on or prior to the Closing Date;
(c) prior to or at the Closing, the Company shall have delivered, or caused to be delivered, the following closing documents in form and substance reasonably acceptable to Buyer:
(i)	a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a)(i) and Section 7.2(b) (as related to the obligations of the Company) have been satisfied by the Company;

(ii)	a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a)(ii) and Section 7.2(b) (as related to the obligations of Seller) have been satisfied by Seller;
(iii)	certified copies of resolutions of (A) Seller’s board of directors and (B) the Company’s managing member, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(iv)	a certificate from Seller, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
(d) All consents, authorizations and approvals set forth on Schedule 7.2(d) shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect on the Closing Date without the imposition of any Burdensome Condition;
(e) prior to or at the Closing, Seller shall have delivered the items contemplated by Section 2.3(a);
(f) each of the Escrow Agreement and the Working Capital Escrow Agreement shall have been executed and delivered to Buyer by Seller and the Escrow Agent;
(g) the Assignment and Assumption Agreement shall have been executed and delivered to Buyer by Seller;
(h) the Management Services Agreement and the Affiliate Servicing Agreements shall have been executed and delivered to Buyer by the applicable Affiliate of Seller party thereto;
(i) all Affiliate Agreements in effect immediately prior to the Closing, other than any Contract set forth on Schedule 6.13, shall be terminated and be of no further force or effect as of the Closing; and
(j) the Company’s consolidated EBITDA for the twelve-month period ending on the last day of the most recently completed fiscal month for which financial statements have been delivered as Required Information pursuant to Section 6.11 hereunder (calculated in a manner consistent with the presentation of EBITDA set forth in the Project Cardinal Offering Memorandum provided to the Buyer prior to the date hereof, adjusted for provision expense on advances) shall not be less than one hundred sixty million dollars ($160,000,000).

Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Seller of the following further conditions:
(a) the representations and warranties of Buyer set forth in Article 5 hereof that are qualified by materiality (or any variation thereof) shall be true and correct and such representations and warranties of Buyer that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;
(b) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date;
(c) prior to or at the Closing, Buyer shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:
(i)	a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(ii)	a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(d) all consents, approvals and authorizations set forth on Schedule 7.3(d) shall have been obtained in form and substance reasonably satisfactory to Seller and shall be in full force and effect on the Closing Date;
(e) prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.3(b);
(f) each of the Escrow Agreement and the Working Capital Escrow Agreement shall have been executed and delivered to Seller by Buyer and the Escrow Agent;
(g) the Assignment and Assumption Agreement shall have been executed and delivered to Seller by Buyer; and
(h) the Management Services Agreement and the Affiliate Servicing Agreements shall have been executed by the Group Company party thereto.
Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied to excuse such Party’s obligation to consummate the transactions contemplated hereby if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the transactions contemplated by this Agreement, including as required by and subject to Section 6.5.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER
Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual written consent of Buyer and Seller;
(b) by Buyer, if any of the representations or warranties of the Company set forth in Article 3 or Seller set forth in Article 4 shall not be true and correct or if the Company or Seller has failed to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
(c) by Seller, if any of the representations or warranties of Buyer set forth in Article 5 shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Buyer; provided that neither Seller nor any Group Company is then in breach of this Agreement so as to cause the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;
(d) by either Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 31, 2011 (the “Termination Date”); provided, however, that if the only condition set forth in Article 7 that remains to be satisfied as of the Termination Date is the condition set forth in Section 7.2(d) or the condition set forth in Section 7.3(d), then such Termination Date may be extended once by any Party for an additional thirty (30) days; provided further, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e) by any Party, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of a condition to the consummation of the transactions contemplated hereby;
(f) by Seller if all of the conditions set forth in Article 7 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 2.2.

Section 8.2 Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of: (i) the provisions of this Section 8.2, Section 6.6, Article 10 and the second and third to last sentences of Section 6.4, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of any Party for Losses incurred by the other party hereto resulting from such Party’s knowing and intentional material breach of this Agreement prior to such termination.
(b) In the event that this Agreement is terminated pursuant to:
(i) Section 8.1(c); or
(ii) Section 8.1(f);
then Buyer shall within two (2) Business Days after the date of such termination, pay or cause to be paid to Seller an amount equal to fifty million dollars ($50,000,000) (the “Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion).
(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Seller’s right to terminate this Agreement and receive the Termination Fee from the Buyer pursuant to this Section 8.2 (including the right to enforce the funding obligation with respect thereto) shall be the sole and exclusive remedy of Seller and the Group Companies and their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents (the “Company Related Parties”) against Buyer, the Financing Sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Buyer Related Parties”; provided, that for the avoidance of doubt, the term “Buyer Related Parties” shall not include Seller or the Group Companies) for monetary damages for any Loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Seller is permitted to terminate this Agreement and receive the Termination Fee from the Buyer pursuant to this Section 8.2 and upon payment of such amounts, none of the Company Related Parties nor any of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such Parties shall remain obligated for, and Seller and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements and the indemnification, reimbursement and expense obligations of Buyer contained in Section 6.11(c)), or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Seller and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.
Section 8.4 Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION
Section 9.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement, or in any certificate delivered pursuant to this Agreement, shall be deemed continuing representations and warranties and shall survive the Closing Date until June 30, 2012 (the “Survival Date”); provided, however, that (i) the Fundamental Representations and Warranties and (ii) the representations and warranties of Buyer set forth in Section 5.2(b) and Section 5.12, shall each survive the Closing until the third anniversary of the Closing Date. All covenants and agreements contained in this Agreement shall terminate on the Closing Date; provided, however, any covenants and agreements to be performed after the Closing shall survive until performed in accordance with their terms. Notwithstanding anything to the contrary in the foregoing provisions of this Section 9.1, any representation or warranty or covenant that would otherwise terminate in accordance with the foregoing provisions of this Section 9.1 will continue to survive if a written notice for a claim for indemnification with respect thereto shall have been timely given under this Article 9 on or prior to the expiration of the applicable survival date as set forth in this Section 9.1 until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9, but only with respect to matters described in such notice.

Section 9.2 General Indemnification.
(a) Subject to the other provisions of this Article 9, from and after the Closing, Seller shall, indemnify, defend and hold harmless Buyer and its successors and permitted assigns and their respective officers, directors, employees, Affiliates and agents (including, from and after the Closing, the Group Companies) (each a “Buyer Indemnitee”) from any actual damages, losses, liabilities, obligations, claims, Actions, fines, penalties, costs, interest or out-of-pocket expenses (including reasonable attorneys’ and accountants’ fees, disbursements and expenses) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any inaccuracy or breach of any of the representations and warranties made by the Company or Seller in Article 3 and Article 4, respectively, or in any certificate delivered to Buyer pursuant to this Agreement, (ii) any breach of, or failure to perform or comply with, any covenant or agreement of Seller contained herein, (iii) each of the Contracts set forth on Schedule 9.2(a), and (iv) the third paragraph of the Contract set forth on Schedule 6.18; provided, that, with respect to any Losses that would otherwise be indemnifiable by Seller pursuant to this Section 9.2(a) with respect to a Reserved Matter, Seller shall only be obligated to indemnify, defend and hold harmless the Buyer Indemnitees for fifty percent (50%) of any such Losses.
(b) Subject to the other provisions of this Article 9, Buyer agrees to, and shall, after the Closing, cause the Company to indemnify, defend and hold harmless Seller and its respective officers, directors, employees, Affiliates and agents (each a “Seller Indemnitee”) from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any inaccuracy or breach of any of the representations and warranties made by Buyer contained in Article 5 or in any certificate delivered to the Company pursuant to this Agreement, (ii) any breach of, or failure to perform or comply with, any covenant or agreement of Buyer contained herein, and (iii) any breach of, or failure to perform or comply with, any covenant or agreement of the Company contained herein which are to be performed by the Company after the Closing Date.
(c) Except with respect to Third Party Claims addressed in Section 9.3, any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) who wishes to make a claim for indemnification for a Loss pursuant to this Section 9.2 shall give written notice to each Person from whom indemnification is being claimed (an “Indemnifying Party”) promptly after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss; provided, that no delay or failure on the part of the Indemnified Party in so notifying an Indemnifying Party shall relieve such Indemnifying Party of any liability or obligation hereunder except to the extent such Indemnifying Party is actually prejudiced by such failure. Notwithstanding the foregoing, in no event shall an Indemnifying Party have any obligation to indemnify the Indemnified Party with respect to any claim that is not made in writing and received by such Indemnifying Party on or before the expiration of the time periods specified in Section 9.1. Promptly after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnifying Party with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request during normal business hours and on prior written request, subject to the provisions of Section 6.12 hereof.

Section 9.3 Third Party Claims.
(a) If any Action is instituted by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to seek indemnification for any Losses under this Article 9, then such Indemnified Party shall give written notice to each Indemnifying Party promptly, and in any event no later than thirty (30) days after it has received a written assertion of liability from the third party and shall not make any admissions or acceptances; provided, that no delay or failure on the part of the Indemnified Party in so notifying an Indemnifying Party shall relieve such Indemnifying Party of any liability or obligation hereunder except to the extent such Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall supply the Indemnifying Party with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnifying Party shall reasonably request during normal business hours and on prior written request, subject to the provisions of Section 6.12 hereof.
(b) Except as otherwise provided herein, the Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing (which counsel shall be reasonably acceptable to the Indemnified Party), the defense of a Third Party Claim so long as (x) the Indemnifying Party notifies the Indemnified Party in writing that it has agreed to indemnify the Indemnified Party (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within twenty-five (25) Business Days of its receipt of the initial notice of the Third Party Claim; provided, however, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Indemnifying Party; provided, further, that that notwithstanding the foregoing, (1) if the Indemnifying Party does not provide such notification to the Indemnified Party within such twenty-five (25) Business Day period, (2) the Indemnifying Party fails to conduct such defense in good faith or (3) the Third Party Claim is in respect of a matter involving criminal liability or the third party is seeking non-monetary relief, then in any such case, the Indemnified Party shall have the right to conduct and control the defense of such Third Party Claim, with counsel of its choosing (which counsel shall be reasonably acceptable to the Indemnifying Party) and the Indemnifying Party shall be liable for all reasonable fees and expenses of the counsel employed by the Indemnified Party and other reasonable expenses, court costs and filing fees with respect to such defense. The Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel if there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnified Party and the Indemnifying Party. The party controlling the defense of such Third Party Claim shall in any event defend any such matters vigorously and in good faith.

(c) The Indemnifying Party shall not agree to the settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim involving any admission of wrongdoing by, criminal liability of, or involving the imposition of equitable relief against, the Indemnified Party, or resulting in monetary damages in excess of the amount of Losses for which the Indemnifying Party is liable under Section 9.4. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any compromise or settlement of a Third Party Claim under this Section 9.3 shall include, as an unconditional term thereof, the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such claims.
(d) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and the Company (or a duly authorized representative of such Party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
Section 9.4 Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:
(a) the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) (other than Losses in respect of inaccuracies or breaches of the Fundamental Representations and Warranties and Losses in respect of the Reserved Matters) until the total amount of Losses which the Buyer Indemnitees would recover under Section 9.2(a)(i), but for this Section 9.4(a), exceeds three million dollars $3,000,000, in which case, the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount;
(b) the Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b)(i) (other than Losses in respect of inaccuracies or breaches of the representations and warranties of Buyer set forth in Section 5.2(b) and Section 5.12) until the total amount of Losses which the Seller Indemnitees would recover under Section 9.2(b)(i), but for this Section 9.4(b), exceeds three million dollars $3,000,000, in which case, the Seller Indemnitees shall only be entitled to recover Losses in excess of such amount;
(c) no Indemnified Party shall be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) unless such Loss (including any series of related Losses) equals or exceeds $50,000;

(d) except in the case of fraud or with respect to Losses indemnifiable pursuant to Section 9.2(a)(iv), the maximum liability of Seller and the Seller Related Parties with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than Section 9.2(a)(iv)) and Section 10.18 (i) with respect to Losses for which Buyer Indemnitees assert a claim for indemnification hereunder prior to the Survival Date shall be an amount equal to the Escrow Amount less the Seller Excess Adjustment and (ii) with respect to Losses for which Buyer Indemnitees do not assert a claim for indemnification hereunder prior to the Survival Date, shall be an amount equal to the lesser of (A) five million dollars ($5,000,000) and (B) that portion of the Escrow Amount in excess of the Seller Excess Adjustment not paid to Buyer or any Buyer Indemnitee in respect of claims for indemnification pursuant to Section 9.2(a) or Section 10.18 asserted prior to the Survival Date (the “Extended Survival Cap”), and, in each case, in no event shall the Buyer Indemnitees be entitled to collect in excess of such amount with respect to such Losses;
(e) except in the case of fraud, the maximum liability of Buyer and the Buyer Related Parties with respect to Losses indemnifiable pursuant to Section 9.2(b)(i) with respect to Losses for which Seller Indemnitees assert a claim for indemnification hereunder prior to the Survival Date shall be an amount equal to the Escrow Amount less the Buyer Excess Adjustment and (ii) with respect to Losses for which Seller Indemnitees do not assert a claim for indemnification hereunder prior to the Survival Date, shall be an amount equal to the lesser of (A) five million dollars ($5,000,000) and (B) that portion of the Escrow Amount in excess of the Buyer Excess Adjustment not paid to Seller or any Seller Indemnitee in respect of claims for indemnification pursuant to Section 9.2(b)(i) or Section 10.18 asserted prior to the Survival Date, and, in each case, in no event shall the Seller Indemnitees be entitled to collect in excess of such amount with respect to such Losses;
(f) solely for purposes of determining the amount of Losses subject to indemnification hereunder, but not for purposes of determining if an actual breach of an representation, warranty, covenant or other agreement has occurred and given rise to a claim for indemnification hereunder, any express qualifications or limitations set forth in such representation, warranty, covenant or other agreement as to materiality or “Company Material Adverse Effect” (or other similar materiality qualifier) contained therein, shall be disregarded;
(g) the amount of any and all Losses required to be paid to any Indemnified Party pursuant to this Article 9 will be reduced to the extent of any amounts such Indemnified Party actually receives (net of any costs of recovery) pursuant to the terms of any insurance policies covering such Losses;
(h) the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) for any Loss to the extent that (i) a reserve was recorded with specificity in the Latest Balance Sheet in respect of such Loss or (ii) such Loss was reflected as a liability in the Closing Working Capital amount used to determine the Final Purchase Price pursuant to Section 2.4(d);
(i) the indemnification obligations hereunder of any Indemnifying Party shall be subject to any duty to mitigate on the part of the Indemnified Party to the extent required by applicable Law;
(j) in any case where an Indemnified Party recovers, under insurance policies or from other sources of recovery, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 9.2, such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 9.5 Payment Procedures; Escrow Account.
(a) Payment of amounts payable under this Article 9 (other than in respect of Losses indemnifiable pursuant to Section 9.2(a)(iv)) shall be made in accordance with the Escrow Agreement; provided, that following the Survival Date, amounts payable under this Article 9 shall become due and payable only upon the entry of a final, nonappealable judgment or the consummation of a settlement between the Indemnifying Party and the Indemnified Party.
(b) Subject in all cases to the limitations set forth in Section 9.4, payment of all indemnity claims under Section 9.2(a) (other than for Losses (i) in respect of inaccuracies or breaches of the Fundamental Representations and Warranties for which Buyer Indemnitees did not assert a claim for indemnification hereunder prior to the Survival Date, or (ii) indemnifiable pursuant to Section 9.2(a)(iv)) shall be paid solely from the proceeds of the Escrow Amount, and in no event shall the Seller Related Parties be obligated to make payments pursuant to this Article 9 other than with respect to a payment from the Escrow Account in accordance with the terms of the Escrow Agreement.
(c) In accordance with the terms of the Escrow Agreement, any amounts remaining in the Escrow Account on the Survival Date in excess of the Extended Survival Cap plus an amount sufficient to cover any claims for indemnification pursuant to Section 9.2(a) that are pending and unresolved as of the Survival Date for which notice has been provided in accordance with Section 9.2(c) or Section 9.3(a) (the “Reserve Amount”) shall be distributed to Seller; provided that Buyer and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to distribute any amounts remaining in the Escrow Account in excess of the Reserve Amount if, at any time on or after the Survival Date, Buyer has received from Seller (i) an irrevocable letter of credit issued by a financial institution having a long term unsecured credit rating of A2 or better by Moody’s Investor Services, Inc. and A or better by Standard & Poor’s Ratings Services (the “Ratings Requirement”) or (ii) an irrevocable guaranty in form and substance reasonably acceptable to Buyer by Centerbridge Capital Partners, LP or another financial institution reasonably acceptable to Buyer (including with respect to the credit-worthiness of such financial institution), in each case (A) in favor of Buyer and securing the obligations of Seller under this Article 9 in an amount equal to the Extended Survival Cap and expiring no earlier than the thirtieth day following the third anniversary of the Closing Date, (B) providing that Buyer may, at any time after the tenth Business Day prior to the expiration of such instrument (as such expiration may be extended) or of a substantially identical replacement instrument delivered in favor of Buyer having a term expiring no less than the thirtieth day following the third anniversary of the Closing Date, draw on the letter of credit, or require in writing that the guarantor deposit into an escrow account subject to an escrow agreement substantially identical to the Escrow Agreement, the full amount sufficient to cover any claims for indemnification pursuant to Section 9.2(a) that are pending and unresolved as of such date for which notice has been provided following the Survival Date in accordance with Section 9.2(c) or Section 9.3(a) and (C) providing, at any time following the thirtieth day after (x) any issuer of a letter of credit provided to Buyer pursuant to this Section 9.5(c) no longer satisfies the Ratings Requirement or (y) Buyer delivers a written notice to Seller that the issuer (other than Centerbridge Capital Partners, LP) of any guaranty provided to Buyer pursuant to this Section 9.5(c) is no longer reasonably acceptable to Buyer as a result of a material and adverse change in its credit-worthiness (or the refusal of Seller or such issuer to provide reasonable evidence of such issuer’s credit worthiness reasonably promptly following the reasonable written request of such evidence by Buyer), in either case, Buyer may draw the full remaining amount of such letter of credit or guaranty, as applicable, unless replaced by a letter of credit or guaranty satisfying all requirements set forth for such instruments in this proviso to Section 9.5(c); provided, that notwithstanding the foregoing, Buyer acknowledges and agrees that an irrevocable guaranty from Centerbridge Capital Partners, LP, in form and substance reasonably acceptable to Buyer, of the obligations of Seller under this Article 9 in an amount equal to the Extended Survival Cap and expiring no earlier than the thirtieth day following the third anniversary of the Closing Date, shall satisfy the requirements of this Section 9.5(c).
Section 9.6 Treatment of Indemnity Payments. All indemnity payments made by or on behalf of the Parties pursuant to this Article 9 or Section 10.18 shall be treated as adjustments to the Purchase Price for tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.
Section 9.7 Exclusive Remedy. Except in the case of fraud, from and after the Closing, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement and the Ancillary Documents (excluding the Management Services Agreement and the Affiliate Servicing Agreements) shall be the indemnification provided under this Article 9, Section 6.16(e) and Section 10.18(a). Notwithstanding the foregoing, nothing in this Section 9.7 or elsewhere in this Agreement shall interfere with or impede the operation of Section 10.15 or Section 8.2. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of Indemnified Persons with respect to this Agreement and the transactions contemplated hereby (including Section 9.1 and Section 9.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid Seller hereunder.
Section 9.8 No Duplication. For avoidance of doubt, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement in respect of any Loss to the extent such Person (or its Affiliates) has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement.

ARTICLE 10
MISCELLANEOUS
Section 10.1 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided, (i) Buyer may assign this Agreement to (x) any Subsidiary of Buyer or (y) to any lender to Buyer or any Subsidiary or Affiliate thereof, in the case of this clause (y), as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), e-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer or to the Company (after the Closing):
Walter Investment Management Corp.
3000 Bayport Drive
Tampa, Florida 33607
Attention: Charles Cauthen
Facsimile: (813) 281-5653
E-mail: ccauthen@walterinvestment.com
with copies (which shall not constitute notice to Buyer) to:
Walter Investment Management Corp.
3000 Bayport Drive
Tampa, Florida 33607
Attention: General Counsel
Facsimile: (813) 281-5653
E-mail: sboyd@walterinvestment.com
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Peter J. Gordon, Esq.
Facsimile: (212) 455-2502
E-mail: pgordon@stblaw.com
To Seller:
GTH LLC
c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attention: Susanne Clark
Facsimile: (212) 672-4501
E-mail: sclark@centerbridge.com

with a copy (which shall not constitute notice to Seller) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Rosalind Fahey Kruse, Esq.
Facsimile: (212) 728-8111
E-mail: rkruse@willkie.com
To the Company (prior to the Closing):
GTCS Holdings LLC
345 St. Peter Street
St. Paul, MN 55102
Attention: Brian Corey
Facsimile: (651) 293-5746
E-mail: Brian.Corey@greentreecreditsolutions.com
with a copy (which shall not constitute notice to the Company) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Rosalind Fahey Kruse, Esq.
Facsimile: (212) 728-8111
E-mail: rkruse@willkie.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed therein.
Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5 Construction; Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) “$” and “dollar” shall refer to U.S. dollars, and (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.
Section 10.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on the face of such Schedule. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.7 Parties in Interest.
(a) This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7, Article 9 and Section 10.7(b) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
(b) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.2 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any such claim, controversy or dispute arising in connection with any Debt Financing Commitment or any Debt Financing or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York, (viii) that the Financing Sources are beneficiaries of any liability cap or limitation on damages or remedies in this Agreement (including, without limitation, Sections 8.2, 10.11 and 10.15 and Article 9) and (ix) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements.
Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 10.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.10 Knowledge of the Company. For all purposes of this Agreement, (a) the phrases “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (but shall in no event encompass constructive, imputed or similar concepts of knowledge) of the individuals set forth on Schedule 10.10(a), none of whom shall have any personal liability or obligations regarding such knowledge, and (b) the phrases “to the Buyer’s knowledge”, “to the knowledge of Buyer” and “known by Buyer” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (but shall in no event encompass constructive, imputed or similar concepts of knowledge) of the individuals set forth on Schedule 10.10(b), none of whom shall have any personal liability or obligations regarding such knowledge.
Section 10.11 Limitation on Damages and Remedies. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities or punitive damages and, in particular, consequential damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology) or punitive, special, exemplary or indirect damages, relating to any breach of representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided, however, that if an Indemnified Party is held liable to a third party based on any final judgment of a court of competent jurisdiction for any such Losses and the applicable Indemnifying Party is obligated to indemnify such Indemnified Party for the matter that gave rise to such Losses, then such Indemnifying Party shall be liable for, and obligated to reimburse such Indemnified Party for, such Losses without regard to the foregoing but subject in all cases to the limitations set forth in Article 9. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future member of Seller or any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 10.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.14 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.15 Remedies.
(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party hereto does not perform its respective obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to Section 10.15(b) the Parties acknowledge and agree that any Party shall be entitled to an injunction, specific performance and other equitable relief to remedy breaches of this Agreement by another unaffiliated Party and to enforce specifically the terms and provisions of this Agreement (including, without limitation, that Seller and the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5 and 6.11 by Buyer), this being in addition to any other remedy to which such Party is entitled at Law or in equity (as such remedies may be governed by the terms and provisions of this Agreement); provided, however, Seller and the Company shall be entitled to specific performance to cause Buyer to effect the Closing in accordance with Sections 2.2 and 2.3, on the terms and subject to the conditions in this Agreement, if, but only if, (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), have been satisfied or waived, (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (C) the Debt Financing has been funded or will be funded at the Closing if Buyer funds the remaining portion of the Purchase Price payable at Closing and (D) Seller has irrevocably confirmed that if specific performance is granted and the Estimated Purchase Price is funded pursuant to Section 2.3, then the Closing will occur.
(b) Seller shall be entitled to specific performance to cause Buyer to enforce the obligation of the Financing Sources to consummate the financing provided by the Debt Financing Commitment, including by demanding that Buyer file one or more lawsuits against the Financing Sources to fully enforce such Financing Sources’ obligations thereunder and Buyer’s rights thereunder, if, but only if, each of the following conditions have been satisfied or waived: (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing), and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, including the funding of the Purchase Price amount in excess of the Debt Financing).
(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) each of the Parties has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to remedy breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as (1) Seller elects to terminate this Agreement and (2) Buyer pays the Termination Fee, the remedies available to Seller and the Company pursuant to this Section 10.15 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.2(b).

Section 10.16 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP has acted as legal counsel to Seller, its Affiliates and the Group Companies prior to the Closing, and that Willkie Farr & Gallagher LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Willkie Farr & Gallagher LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and Willkie Farr & Gallagher LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to the engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Willkie Farr & Gallagher LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Willkie Farr & Gallagher LLP and any of the Group Companies or otherwise.
Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 10.18 Tax Matters.
(a) Tax Indemnity. Seller shall indemnify, save and hold harmless the Buyer Indemnitees from any and all Losses in respect of Taxes of the Group Companies for or allocable to any Pre Closing Tax Period, except to the extent that such Taxes are reflected as an accrued Tax liability on the Closing Statement and have been taken into account to reduce the Purchase Price, provided Seller shall not be liable for Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Buyer on the Closing Date. Buyer shall, and after the Closing shall cause the Group Companies to, indemnify, save and hold harmless the Seller Indemnitees from and against all Losses with respect to Taxes of the Group Companies for or allocable to any Post Closing Tax Period.

(b) Tax Filings.
(i)	Seller shall, or shall cause the Company to, prepare and file (or cause to be prepared and filed) all Tax Returns with the appropriate federal, state, local and foreign taxing authorities relating to the Group Companies for tax periods ending on or before the Closing Date and Seller (and its direct and indirect owners) and the Group Companies shall pay all Taxes for which the Seller (and its direct and indirect owners) and the Group Companies, respectively, are liable with respect to such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the Group Companies unless Seller determines there is no reasonable basis for such position, and such Tax Returns shall be true and complete in all material respects. Seller shall allow Buyer to review and comment upon any such Tax Returns beginning at least fifteen (15) days before the filing of such Tax Returns. Buyer shall have the right to reasonably approve, without undue delay, any such Tax Returns to the extent it reasonably determines that such Tax Return is reasonably expected to have a material adverse impact on the Group Companies for a Post Closing Tax Period.
(ii)	Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Group Companies relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”) and shall cause the Group Companies to pay the Taxes shown to be due thereon except to the extent that such Taxes are reflected as an accrued Tax liability on the Closing Statement and have been taken into account to reduce the Purchase Price. Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any such Tax Returns beginning at least fifteen (15) days before the filing of such Tax Returns. Seller shall pay to Buyer Seller’s share of any Taxes due with respect to such Tax Return (determined pursuant to this Article 10) not later than seven (7) days prior to the due date for filing such Tax Return.
(c) Post-Closing Tax Elections. Except as otherwise required by Law (as determined in Buyer’s good faith), with respect to any Pre Closing Tax Period, Buyer shall not make or change any Tax elections or file (or cause or permit any Group Company to file) any amended Tax Return that could affect the Seller’s indemnification obligations under this Article 10 without the Seller’s consent, such consent not to be unreasonably withheld, delayed or conditioned.
(d) Section 754 Election. Seller shall make, or shall cause the relevant Group Companies to make, a valid and timely election under Section 754 of the Code with respect to Green Tree Loan Acquisition II LLC for the taxable year ending on the Closing Date.

(e) Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such proceeding. Seller and the Company agree to (and, in the case of the Company, will cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to any Group Company. Seller shall have the right to settle, compromise or litigate any matter described above in this Section 10.18(e) relating to Pre Closing Tax Periods ending on or before the Closing Date. Notwithstanding the foregoing, Seller shall not settle such Tax matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and Buyer, with counsel of its own choosing, shall have the right to participate fully (the fees and expenses of such counsel and participation to be borne by Buyer) in all aspects of the prosecution or defense of such Tax matter if it reasonably determines that such Tax matter could have a material adverse impact on the Taxes of the Company or any of its Subsidiaries in or allocable to a Post Closing Tax Period. Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax matter relating to Taxes of any of the Group Companies for a Straddle Period, and shall bear their own respective costs and expenses, and neither Seller nor Buyer shall settle any such Tax matter without the prior written consent of the other. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).
(e) Survival and Payment. The obligation to indemnify and hold harmless the relevant parties pursuant to this Section 10.18 shall survive the Closing Date until the third anniversary of the Closing Date; provided, that such obligation will continue to survive if a written notice for a claim for indemnification with respect thereto shall have been timely given under this Section 10.18 on or prior to the expiration of such survival date until the claim for indemnification has been satisfied or otherwise resolved as provided in this Section 10.18, but only with respect to matters described in such notice. Payment of all indemnity claims by or on behalf of Seller under this Section 10.18 shall be paid solely from the Escrow Account in accordance with the terms of the Escrow Agreement and in no event shall the Seller Related Parties be obligated to make payments pursuant to this Section 10.18 other than with respect to payments from the Escrow Account in accordance with the terms of the Escrow Agreement.
(f) Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Membership Interest Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY: GTCS HOLDINGS LLC
By:	/s/ Keith Anderson
	Name:	Keith Anderson
	Title:	President and Chief Operating Officer

SELLER: GTH LLC
By:	/s/ Keith Anderson
	Name:	Keith Anderson
	Title:	President

BUYER: WALTER INVESTMENT MANAGEMENT CORP.
By:	/s/ Mark O’Brien
	Name:	Mark O’Brien
	Title:	Chairman and CEO

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A-1
FORM OF ESCROW AGREEMENT

EXHIBIT A-1
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this (“Agreement”) is made and entered into as of [•], 2011, by and among [Buyer], a Maryland corporation (“Purchaser”), and GTH LLC, a Delaware limited liability company (“Seller”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Underlying Agreement (as defined below).
WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $[•] in cash (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.
3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing jointly by the Parties and as shall be acceptable to the Escrow Agent. The MMDA has rates of compensation that may vary from time to time based on market conditions. Instructions to make any other investment (“Alternative Investment”) must be in writing and executed by both Parties and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity pursuant to the succeeding sentence of this Section 3 or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.
4. Disposition and Termination. As between the Parties, except as expressly provided herein, the rights of, in and to the Fund shall be governed by and determined pursuant to the Membership Interest Purchase Agreement, dated as of March [•], 2011 by and among Purchaser, Seller and GTCS Holdings LLC (the “Underlying Agreement”). The Escrow Agent shall deliver or distribute the Fund in accordance with the following:
(a) Subject to the remainder of this Section 4, the Escrow Agent shall automatically release to Seller (i) on June 30, 2012 (the “Initial Release Date”) the remaining amount of the Fund at the open of business on such date, if any, in excess of $5,000,000 and (ii) on the third anniversary of the date hereof (the “Final Release Date”), the remainder of the Fund in its entirety; provided that if, at any time there is outstanding a Reserve hereunder, the Escrow Agent will continue to hold from any amounts to be released hereunder pursuant to this Section 4(a), in addition to any other amounts to be retained in the Fund pursuant to clause (i) of this Section 4(a), sufficient amounts in the Fund to satisfy the entire amount of the Reserve at such time (or, if the Reserve exceeds the Fund, the entire amount of the Fund).

(b) (x) Prior to the Final Release Date, all or any portion of the Fund, may be distributed to Purchaser upon receipt by the Escrow Agent of a written instruction from Purchaser (a “Purchaser Claim Notice”), stating that Purchaser is seeking indemnification pursuant to the terms of Article 9 or Section 10.18 of the Underlying Agreement (the “Indemnification Provisions”), that Purchaser has delivered or is simultaneously delivering a written notice to Seller pursuant to Section 9.2(c), Section 9.3(a) or Section 10.18(e) of the Underlying Agreement, and (i) that Purchaser is then entitled to receive, pursuant to any Indemnification Provision, a specified amount of the Fund in connection with Losses of a Buyer Indemnitee incurred in connection with such claim (a “Payment Amount”) and/or (ii) in connection with a pending and unresolved claim, setting forth Purchaser’s good faith estimate of the amount of Buyer Indemnitee’s asserted Loss in connection with such claim (an “Estimated Amount” and, together with the Payment Amount, the “Claimed Amounts”). At any time prior to the delivery of the entire Fund by the Escrow Agent, Purchaser may deliver a Purchaser Claim Notice to the Escrow Agent, with a copy to the Seller, setting forth a Payment Amount in respect of Losses identified as Estimated Amounts in a Purchaser Claim Notice previously delivered hereunder, upon receipt of which, such Estimated Amounts shall be reduced by the amount of such Payment Amount for purposes of the calculation of the Reserve.
(c) Upon receipt of a Purchaser Claim Notice, the Escrow Agent shall hold that portion of the Fund in reserve (and not make any payment thereof pursuant to Section 4(a)) equal to the sum of all Claimed Amounts set forth thereon (all such reserved Claimed Amounts (including Disputed Amounts) outstanding at any time, the “Reserve”). Unless the Escrow Agent receives within fifteen (15) Business Days following the date of its receipt of a Purchaser Claim Notice (the “Claim Notice Period”) a written notice signed by Seller objecting to such Purchaser Claim Notice and setting forth in reasonable detail why, in good faith, Seller is objecting to the Purchaser Claim Notice (the “Claim Objection Notice”), the Escrow Agent shall distribute an amount of assets equal to the Payment Amount, if any, held in the Fund to Purchaser in accordance with the Purchaser Claim Notice and otherwise in accordance with the terms hereof.
(d) In the event that the Escrow Agent receives a Claim Objection Notice within the applicable Claim Notice Period:
(i)	Purchaser and Seller shall use commercially reasonable best efforts to promptly resolve the dispute in accordance with the terms of the Underlying Agreement; and

(ii)
the Escrow Agent shall hold in the Reserve and not make payment on (including pursuant to Section 4(a) hereof) all Estimated Amounts and all Payment Amounts disputed in a Claims Objection Notice (“Disputed Amounts”), until (a) Purchaser and Seller have agreed in writing upon the terms of the release of such Estimated Amounts and Disputed Amounts and have delivered a written instruction jointly executed by Purchaser and Seller (a “Disbursement Notice”) to the Escrow Agent authorizing the release of all or a portion of the Disputed Amounts from the Fund and the elimination of all or a portion of the Estimated Amounts from the Reserve (and any portion of the Estimated Amounts not so eliminated shall continue to be held in the Reserve and no payment shall be made thereon (including pursuant to Section 4(a) hereof); or (b) if the Parties are unable to resolve the dispute in accordance with the terms of the Underlying Agreement or otherwise deliver a Disbursement Notice in respect thereof, the Escrow Agent shall continue to hold in the Reserve and not make payment on (including pursuant to Section 4(a) hereof) all Estimated Amounts and all Disputed Amounts, in each case set forth on the applicable Purchaser Claim Notice, and the Parties shall have such remedies as may be available to them at law or in equity, subject to the terms of the Underlying Agreement.

(e) Notwithstanding any of the foregoing provisions of this Section 4, (i) upon the Escrow Agent’s receipt of a Disbursement Notice directing the Escrow Agent to disburse all or any part of the Fund or release all or any part of the Reserve, the Escrow Agent will release such amount from the Fund or reduce the amount of the Reserve strictly in accordance with such Disbursement Notice, and (ii) upon the Escrow Agent’s receipt of a copy of a final, non-appealable order of a court of competent jurisdiction ordering the Escrow Agent to disburse all or part of the Fund or reduce all or part of the Reserve, the Escrow Agent will make such disbursement from the Fund or reduction to the Reserve, respectively, in accordance with such court order. Upon any disbursement from the Fund in respect of amounts reflected in the Reserve, the amount of the Reserve shall be reduced by the amount of such disbursement.
(f) Upon delivery of the entire Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8(b).

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5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation, the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control as against the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8(b). In accordance with Section 8(b) below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

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(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
7. Compensation and Reimbursement. (a) Compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, shall be borne equally by Purchaser and Seller, and (b) payment or reimbursement to the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement shall be borne equally by Purchaser and Seller. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
8. Indemnity. (a) The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable, documented fees and expenses of outside counsel and experts and their staffs and all reasonable, documented expense of document location, duplication and shipment (collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused (in whole or in part) by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
(b) The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6(a), 7 or 8(a) of this Agreement.
9. Patriot Act Disclosure /Tax Reporting.
(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

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(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by Seller whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that they will not report the underlying transaction as an installment sale unless otherwise required by applicable law. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall pay Seller out of the Fund an amount equal to 40% times the amount of interest or other income earned under the Escrow Agreement on the date which is the earlier of (x) the later of (i) three (3) days after Seller makes written demand therefor, or (ii) five (5) Business Days before the taxes thereon are due and (y) the date on which the remaining funds would otherwise be released from the Fund.
10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:
(a)	by facsimile;

(b)	by overnight courier; or

(c)	by prepaid registered mail, return receipt requested;
to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser	3000 Bayport Drive Tampa, Florida 33607 Attention: Charles Cauthen Tel No.: [•] Fax No.: (813) 281-5653

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn: Peter J. Gordon, Esq.

If to Seller	c/o Centerbridge Partners, L.P. 375 Park Avenue, 12th Floor New York, New York 10152 Attention: Susanne Clark Tel No.: (212) 672-4601 Fax No.: (212) 672-4501

with a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: Rosalind Fahey Kruse, Esq.

If to the Escrow Agent	JPMorgan Chase Bank, N.A. Escrow Services 4 New York Plaza, 21st Floor New York, NY 10004 Attn: Chris Fasouletos/Florence Hanley Fax: 212-623-6168

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Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
11. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.
(a) In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Seller’s or Purchaser’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President, any Vice-President, Treasurer or Secretary, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Seller or Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
(b) Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:	Bank name:
Bank Address:
ABA Number:
Account name:
Account number:
Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Purchaser’s Bank account information:	Bank name:
Bank Address:
ABA Number:
Account name:
Account number:
(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

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12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
13. Miscellaneous. Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
PURCHASER

By:

Name:
Title:

SELLER

By:

Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:

Name:
Title:

8

SCHEDULE 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number	Signature

1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number

1.

2.

3.

If from Seller:

	Name	Telephone Number

1.

2.

3.

9

SCHEDULE 2
Schedule of Fees for Escrow Agent Services
Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	WAIVED
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.
Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•
The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

10

Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

11

EXHIBIT A-2
FORM OF WORKING CAPITAL ESCROW AGREEMENT

EXHIBIT A-2
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this (“Agreement”) is made and entered into as of [•], 2011, by and among [Buyer], a Maryland corporation (“Purchaser”), and GTH LLC, a Delaware limited liability company (“Seller”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Underlying Agreement (as defined below).
WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $[•] in cash (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.
3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing jointly by the Parties and as shall be acceptable to the Escrow Agent. The MMDA has rates of compensation that may vary from time to time based on market conditions. Instructions to make any other investment (“Alternative Investment”) must be in writing and executed by both Parties and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity pursuant to the succeeding sentence of this Section 3 or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.
4. Disposition and Termination. As between the Parties, except as expressly provided herein, the rights of, in and to the Fund shall be governed by and determined pursuant to the Membership Interest Purchase Agreement, dated as of March [•], 2011 by and among Purchaser, Seller and GTCS Holdings LLC (the “Underlying Agreement”). The Escrow Agent shall deliver or distribute the Fund in accordance with the following:
(a) Upon receipt of a written instruction jointly executed by Purchaser and Seller (a “Disbursement Notice”), the Escrow Agent shall distribute the assets held in the Fund strictly in accordance with the Disbursement Notice.
(b) Upon receipt of a copy of a final, non-appealable order of a court of competent jurisdiction ordering the Escrow Agent to disburse all or part of the Fund, the Escrow Agent will make such disbursement from the Fund in accordance with such court order.
(c) Upon delivery of the entire Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8(b).

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation, the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control as against the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8(b). In accordance with Section 8(b) below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

2

7. Compensation and Reimbursement. (a) Compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, shall be borne equally by Purchaser and Seller, and (b) payment or reimbursement to the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement shall be borne equally by Purchaser and Seller. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
8. Indemnity. (a) The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable, documented fees and expenses of outside counsel and experts and their staffs and all reasonable, documented expense of document location, duplication and shipment (collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused (in whole or in part) by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
(b) The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6(a), 7 or 8(a) of this Agreement.
9. Patriot Act Disclosure//Tax Reporting.
(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by Seller whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that they will not report the underlying transaction as an installment sale unless otherwise required by applicable law. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall pay Seller out of the Fund an amount equal to 40% times the amount of interest or other income earned under the Escrow Agreement on the date which is the earlier of (x) the later of (i) three (3) days after Seller makes written demand therefor, or (ii) five (5) Business Days before the taxes thereon are due and (y) the date on which the remaining funds would otherwise be released from the Fund.

3

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:
(a)	by facsimile;

(b)	by overnight courier; or

(c)	by prepaid registered mail, return receipt requested;
to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser	3000 Bayport Drive
Tampa, Florida 33607
Attention: Charles Cauthen
Tel No.: [•]
Fax No.: (813) 281-5653

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Peter J. Gordon, Esq.

If to Seller	c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: Susanne Clark
Tel No.: (212) 672-4601
Fax No.: (212) 672-4501

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Rosalind Fahey Kruse, Esq.

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 21st Floor
New York, NY 10004
Attn: Chris Fasouletos/Florence Hanley
Fax: 212-623-6168
Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

4

11. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.
(a) In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Seller’s or Purchaser’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President, any Vice-President, Treasurer or Secretary, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Seller or Purchaser to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
(b) Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:	Bank name:
Bank Address: ABA Number:
Account name:
Account number:
Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Purchaser’s Bank account information:	Bank name:
Bank Address: ABA Number:
Account name:
Account number:
(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

5

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
13. Miscellaneous. Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
PURCHASER

By:

Name:
Title:

SELLER

By:

Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:

Name:
Title:

7

SCHEDULE 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number	Signature

1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions
If from Purchaser:

	Name	Telephone Number

1.

2.

3.

If from Seller:

	Name	Telephone Number

1.

2.

3.

8

SCHEDULE 2
Schedule of Fees for Escrow Agent Services
Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.
Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•
The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

9

Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

10

EXHIBIT B
FORM OF AFFILIATE SERVICING AGREEMENT

Exhibit B
AMENDED AND RESTATED SERVICING AGREEMENT
This AMENDED AND RESTATED SERVICING AGREEMENT (this “Agreement”), dated as of _____ _____, 2011 is made and entered into by and between Green Tree Financial Assets I LLC, a Delaware limited liability company (“GT FA I”) and Green Tree Servicing LLC, a Delaware limited liability company (“GT Servicing”).
WHEREAS, GT FA I owns a portfolio of Contracts (as described in Section 1.01);
WHEREAS, GT Servicing had previously agreed to service such Contracts as servicer on behalf of GT FA I;
WHEREAS, as of December 18, 2009 (the “Effective Time”), GT FA I and GT Servicing entered into a Servicing Agreement to document their previous agreement and to specify the terms and conditions by which GT Servicing would continue to be retained by GT FA I as a servicer of the Contracts; and
WHEREAS, as of the date hereof, the parties hereby amend and restate the terms of such Servicing Agreement as specified herein.
NOW, THEREFORE, in consideration of the mutual covenants made herein, the parties hereto agree as follows:
ARTICLE I
SERVICING OF CONTRACTS: REPRESENTATIONS AND WARRANTIES
1.01 Scope; Responsibility for Contract Administration. This Agreement shall apply to all contracts, loans, notes, instruments, security agreements, mortgages and liens for the sale and/or financing of manufactured housing, first and second lien residential mortgage loans, or other types of real or personal property in which GT FA I has an interest or contractual relationship, whether as owner, holder, secured party, beneficiary, collection agent, servicing agent, trustee or otherwise (collectively, the “Contracts”). GT FA I may, in its discretion, withdraw any particular Contract from coverage by this Agreement (Contacts not so withdrawn being the “Subject Contracts”). During the term of this Agreement, GT Servicing shall manage, administer, service and make collections on each Subject Contract, and shall perform or cause to be performed all contractual and customary servicing activities of the holder of such Subject Contract to the Subject Contract obligor(s), in accordance with all applicable federal and state laws, rules and regulations and the provisions contained in the servicing agreement, if any, applicable to the sale of such Subject Contract.
1.02 Representations and Warranties.
(a) GT Servicing represents and warrants:
(i) Organization and Good Standing. GT Servicing is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the power to own the assets and transact the business in which it is currently engaged. GT Servicing is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition of GT Servicing considered as a whole.

(ii) Authorization: Binding Obligations. GT Servicing has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of GT Servicing, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar law affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.
(iii) No Consent Required. GT Servicing is not required to obtain the consent of any other party, nor is it required to obtain the consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(iv) No Violations. The execution, delivery and performance of this Agreement by GT Servicing will not violate any provision of any existing law or regulation, or any order or decree of any court, or the Certificate of Formation or the Limited Liability Company Agreement of GT Servicing or constitute a material breach of any mortgage, indenture, contract or other agreement to which GT Servicing a party or by which GT Servicing may be bound.
(v) Compliance with Applicable Requirements. GT Servicing is in compliance with and is in good standing under all applicable federal, state and local laws, rules and regulations with respect to the servicing of the Subject Contracts, including without limitation all rules and regulations of the Veterans Administration (“VA”) and the Federal Housing Administration (“FHA”).
(b) GT FA I represents and warrants:
(i) Organization and Good Standing. GT FA I is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the power to own the assets and transact the business in which it is currently engaged.
(ii) Authorization: Binding Obligations. GT FA I has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of GT FA I, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar law affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

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(iii) Consents Obtained. GT FA I has obtained all necessary governmental consents in connection with its execution, delivery and performance of this Agreement.
(iv) No Violations. The execution, delivery and performance of this Agreement by GT FA I will not violate any provision of any existing law or regulation, or any order or decree of any court, or any of the organizational documents of GT FA I, or constitute a material breach of any mortgage, indenture, contract or other agreement to which GT FA I is a party or by which it may be bound.
1.03 Standard of Care. In managing, administering, servicing and collecting on the Subject Contracts pursuant to this Agreement, GT Servicing shall exercise that degree of skill and care consistent with the highest degree of skill and care consistent with accepted servicing practices of prudent financial institutions with respect to the servicing of contracts secured by the same collateral as the Subject Contracts.
1.04 Records. During the period it is servicer hereunder, GT Servicing shall maintain complete and accurate books of account, records and other evidences of collection with respect to the payment of principal, interest, taxes, assessments, fees, insurance premiums and other amounts with respect to each Subject Contract as will enable GT FA I to determine the status of each Subject Contract, the amount paid and owed by each Subject Contract obligor for taxes and required insurance, and such other Subject Contract characteristics as GT FA I may reasonably identify.
1.05 Enforcement.
(a) GT Servicing shall collect all payments of principal, interest, taxes, fees, insurance (including without limitation forced-placed insurance) and other amounts due with respect to each Subject Contract in trust for GT FA I.
(b) GT Servicing shall have the right to sue, to enforce or collect on Subject Contracts in its own name or, if required by law, as agent for GT FA I.
1.06 Satisfaction of Subject Contracts. GT Servicing shall determine when a Subject Contract has been paid in full. GT Servicing is authorized to execute an instrument in satisfaction of such Subject Contract and to do such other acts and execute such other documents as GT Servicing deems necessary to discharge the Subject Contract obligor and eliminate any related security interest.
1.07 Repossessions. GT Servicing shall implement procedures for the repossession of any collateral as is advisable and permitted under each Subject Contract, and shall take such other steps that in GT Servicing’s reasonable judgment will maximize the receipt of liquidation proceeds with respect to the Subject Contract secured by such repossessed collateral.

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1.08 FHA Insurance and VA Guaranty. GT Servicing shall comply in all respects with the rules and regulations of the FHA and the VA applicable to any of the Subject Contracts or any guaranty or insurance with respect thereto.
1.09 Preparation of Reports. During the term of this Agreement:
(a) GT Servicing shall prepare and file all reports and accountings then required by applicable federal or state law with respect to the servicing of the Subject Contracts and customarily prepared by servicers of such contracts.
(b) GT Servicing shall furnish to GT FA I such periodic, special, or other reports or information, whether or not provided for herein, as shall be requested by GT FA I and that are reasonable or appropriate with respect to GT FA I and the purposes of this Agreement.
(c) GT Servicing shall deliver to GT FA I on or before March 31 of each year a servicer compliance certificate signed by an authorized officer of GT Servicing (the first such certificate being delivered no later than March 31, 2012) to the effect that (i) a review of the servicer’s activities during the reporting period and of its performance under this Agreement has been made under such officer’s supervision; and (ii) to the best of such officer’s knowledge, based on such review, the servicer has fulfilled its obligations under this Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligations in any material respect, specifying each such failure known to such officer and the nature and status thereof.
(d) GT Servicer shall provide GT FA I a monthly servicer statement in a form customary for transactions of this type, and such other information as GT FA I shall reasonably request.
1.10 Maintenance of Servicer Insurance. GT Servicing shall, during the term of its service as servicer, maintain in full force and effect (a) a policy or policies of insurance covering errors and omissions in the performance of its obligation as servicer hereunder and (b) a fidelity bond in respect of its officers, employees and agents. If GT Servicing engages an affiliate to act as subservicer hereunder in accordance with Section 5.03, then GT Servicing shall ensure that such affiliate shall have such policy or policies and fidelity bond or be covered by those of GT Servicing. Each such policy or policies and fidelity bond shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, for Persons performing servicing for mortgage loans purchased by such entity.
1.11 Maintenance of Servicer Licenses. GT Servicing shall, during the term of its service as servicer, maintain in full force and effect all Licenses and Permits required to permit GT Servicing to serve as servicer hereunder and to fulfill it obligations hereunder. If GT Servicing engages an affiliate to act as subservicer hereunder in accordance with Section 5.03, such affiliate shall maintain in full force and effect all Licenses and Permits required to permit it to serve as subservicer hereunder and to fulfill its obligations hereunder. “Licenses and Permits” shall mean, collectively, all licenses, registrations, permits, orders and approvals issued, approved or granted by any Governmental Entity. “Governmental Entity” shall mean (a) any federal, state, local, municipal, foreign or other government; (b) governmental or quasi governmental entity of any nature; or (c) body exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

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ARTICLE II
COMPENSATION; CUSTODIAL ACCOUNT
2.01 Monthly Servicing Fee; Additional Servicing Compensation and Servicing Advances.
(a) For services rendered under this Agreement with respect to each Subject Contract being subserviced hereunder as of the first day of any calendar month, GT Servicing shall be entitled to receive the servicing fees as set forth in the attached Schedule A, which is incorporated by reference herein and made a part hereof. GT Servicing shall receive a pro rata servicing fee for any partial months in which a termination of this Agreement becomes effective in accordance with the terms of this Agreement.
(b) GT Servicing shall also be entitled to receive as additional servicing compensation: all incidental fees or charges payable by borrowers including without limitation late payment charges, fees received with respect to checks or bank drafts returned by the bank for insufficient funds, lien release fees, payoff quote fees, pay-by-phone fees, assumption processing charges and assumption fees, subordination processing charges and subordination fees, modification charges, demand fees, reconveyance charges and income earned on the custodial account; provided, that the additional compensation shall not include prepayment penalties.
(c) GT Servicing shall establish a custodial account into which it shall deposit principal, interest and other amounts received with respect to the Contracts.
(d) GT Servicing shall, from time to time, make withdrawals from the applicable custodial account to pay itself the servicing fees and additional servicing compensation which is owed to it hereunder. GT Servicing shall reimburse itself for advances from amounts collected on the Contracts, including without limitation, liquidation proceeds. If the amounts collected on the applicable Contracts, including liquidation proceeds, are insufficient to reimburse GT Servicing, then GT Servicing may withdraw the reimbursement amount from the custodial account.
ARTICLE III
TERMINATION
3.01 Termination by Mutual Consent. This Agreement may be terminated by the mutual written consent of GT FA I and GT Servicing at any time.
3.02 Termination by GT FA I. Upon the occurrence or continuance of a breach of this Agreement by GT Servicing, GT FA I may give written notice of such breach. If such breach remains uncured or continues for ten (10) days after delivery of such written notice, GT FA I may terminate this Agreement; provided, that GT FA I shall provide written notice of such termination which notice shall specify an effective date for such termination which shall be no earlier than thirty (30) days following the date of delivery of such notice.

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3.03 Survival of Certain Obligations. The obligations of the parties under Articles IV and V and this Section 3.03 and GT Servicing’s right to receive compensation prior to the effective date of termination shall survive the termination of this Agreement. Any rights arising out of a breach of any terms of this Agreement shall survive any termination of this Agreement and the parties shall retain all rights and remedies available at law or in equity.
3.04 No Resignation. GT Servicing shall not resign from the obligations and duties hereunder except (a) upon a determination by GT Servicing, based on an opinion of counsel, that the performance of GT Servicing’s obligations or duties hereunder are no longer permissible under applicable law and cannot be modified to comply with applicable law or (b) upon satisfaction of the following conditions: (i) GT Servicing shall have proposed a successor servicer to GT FA I in writing and such proposed successor servicer shall have been determined in writing to be acceptable to GT FA I in its sole and absolute discretion and (ii) GT Servicing shall reimburse GT FA I for all of the costs and expenses incurred by the resignation and engagement of the successor servicer. No such resignation shall become effective until a successor servicer has assumed the responsibilities as servicer.
ARTICLE IV
INDEMNIFICATION
4.01 Indemnity.
(a) GT Servicing agrees to indemnify, protect and defend the GT FA I Related Parties (as hereinafter defined) and hold them harmless from and against any and all claims and causes of action resulting from any breach of the representations, warranties and covenants of GT Servicing set forth herein from and after the date of this Agreement.
(b) GT FA I agrees to indemnify, protect and defend the GT Servicing Related Parties and hold them harmless from and against any and all claims and causes of action arising out of (i) the origination of the Subject Contracts and the validity, enforceability or secured status of the Subject Contracts; (ii) the servicing of the Subject Contracts after the date of GT Servicing’s termination as servicer in accordance with the terms of this Agreement; (iii) the accuracy, reliability and validity of the data delivered by GT FA I to GT Servicing to complete the transfer of servicing at the Effective Time, whether such delivery of data was by electronic transmission or computerized means, computer tape, in writing or otherwise, and (iv) any acts or omissions of GT Servicing taken in connection with services provided hereunder on or prior to the date of this Agreement.

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(c) If at any time a party to this Agreement has actual knowledge of a liability or potential liability that would be indemnified against hereunder, such party shall give prompt written notice to the other party hereto, provided that failure to give such notice will not relieve any party hereto from its liabilities under this Agreement. Any party to this Agreement required to provide indemnification under this Section 4.01 with respect to a claim shall have the right to assume the defense of such claim, and shall pay all expenses in connection therewith, including attorneys’ fees.
(d) For purposes of this Section 4.01, (i) the “GT Servicing Related Parties” shall mean GT Servicing, and each of its respective past, present and future directors, officers, employees, agents, partners, members, joint venturers, affiliates, representatives, subsidiaries, parent and affiliated corporations, predecessors, successors, attorneys and assigns, and (ii) the “GT FA I Related Parties” shall mean GT PA I and each of its past, present and future directors, officers, employees, agents, partners, members, joint venturers, affiliates, representatives, subsidiaries, parent and affiliated corporations, predecessors, successors, attorneys and assigns.
ARTICLE V
MISCELLANEOUS
5.01 Successor to Servicer.
(a) In the event that GT Servicing’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the terms of this Agreement, GT Servicing shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights of GT FA I or its successor; provided, that the effective date of such termination shall not be less than thirty (30) days, and not greater than ninety (90) days, following delivery of written notice to GT Servicing of such termination. Any termination or resignation of GT Servicing shall not affect any claims that GT FA I may have against GT Servicing arising prior to any such termination or resignation.
(b) GT Servicing shall timely deliver such documents and execute and deliver such instruments to any successor servicer hereunder, and do such other things as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of GT Servicing under this Agreement.
5.02 Costs and Expenses. Except as otherwise provided herein, each of the parties to this Agreement shall be responsible for its own costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.
5.03 Assignment. GT Servicing may not assign or delegate its rights or obligations under this Agreement without the prior written consent of GT FA I; provided, however, GT Servicing may delegate it obligations hereunder by engaging any affiliate of GT Servicing to act as a subservicer of any or all of GT Servicing’s obligations hereunder; provided, further, however, that any such subservicer must be duly qualified and hold all Licenses and Permits required to perform such delegated obligations and GT Servicing shall remain fully liable for the performance of all of its obligations hereunder notwithstanding such delegation. Such a permitted delegation shall not constitute a resignation by GT Servicing hereunder or a termination of this Agreement.

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5.04 Amendment. This Agreement may be amended at any time by the written consent of both parties.
5.05 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
5.06 Headings. The headings used in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
5.07 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.
5.08 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
5.09 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their permitted successors and assigns hereunder.
5.10 Relationship of the Parties. It is agreed that the parties hereto are not partners or joint venturers, but rather than GT Servicing shall have the status of, and shall act in all matters hereunder as, an independent contractor.
5.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile or email transmission to the facsimile or email number given below, as applicable, and written confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after mailing by overnight Federal Express or similar overnight courier or the overnight service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed. All notices given pursuant to this Section 5.11 shall be addressed as follows:

If to GT Servicing::	Green Tree Servicing LLC 345 St. Peter Street, Suite 1100 St. Paul, MN 55102 Attn: Brian Corey Fax: (651) 293-5746 Email: Brian.Corey@greentreecreditsolutions.com

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If to GT FA I:	c/o Centerbridge Partners, L.P. 375 Park Avenue, 12th Floor New York, NY 10152-0002 Attn: Susanne Clark Fax: (212) 672-4501 Email: sclark@centerbridge.com
[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GREEN TREE FINANCIAL ASSETS I LLC
By:
Name:
Title:

GREEN TREE SERVICING LLC
By:
Name:
Title:

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Schedule A
Servicing Fee Rates
Annual servicing fee rates as a percentage of beginning outstanding unpaid principal balance:

Servicing Revenue	Rate
MHD	1.00%
HE 1st liens	0.50%
HE 2nd liens	0.75%
CONSUMER	0.75%

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EXHIBIT C
FORM OF MANAGEMENT SERVICES AGREEMENT

Exhibit C
AMENDED AND RESTATED MANAGEMENT AGREEMENT
THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”), dated as of [•], 2011 (the “Effective Date”), by and among Centerbridge Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“CB”), GTH LLC, a limited liability company organized and existing under the laws of the State of Delaware (“GTH”), Green Tree Investments II LLC, a limited liability company organized and existing under the laws of the State of Delaware and wholly-owned direct subsidiary of GTH (“GTI II”), and Green Tree Credit Solutions LLC, a limited liability company organized and existing under the laws of the State of Delaware (“GTCS”).
WHEREAS, GTCS and GTI II are party to a certain Management Agreement, dated as of December 18, 2009, and, in connection with the execution of that certain Membership Interest Purchase Agreement, dated as of March 25, 2011, by and among GTH, GTCS Holdings LLC and Walter Investment Management Corp. (“Walter”), pursuant to which GTH has agreed to sell and Walter has agreed to acquire all of the issued and outstanding membership interests of GTCS Holdings LLC, the sole member of GTCS, GTCS, GTI II, GTH and CB desire to hereby amend and restate such Management Agreement in its entirety;
WHEREAS, GTI II owns, either directly or indirectly (through certain of its subsidiaries), various types of assets including, without limitation, financial assets, securities and residual interests in securitized trusts (collectively, the “GTI Assets”);
WHEREAS, GTI II desires to retain GTCS, on the terms and conditions set forth herein, in order to provide certain services relating to the management and disposition of the GTI Assets;
WHEREAS, GTH desires to retain GTCS on the terms and conditions set forth herein, in order to provide certain services relating to the management of GTH; and
WHEREAS, CB desires to retain GTCS on the terms and conditions set forth herein, in order to provide certain services to CB and its affiliates.
NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
MANAGEMENT OF ASSETS
Section 1.01. Management Services; Standard of Care.
(a) Subject to the terms and conditions of this Agreement and in accordance with standards of performance set forth in this Section 1.01, during the term of this Agreement (the “Term”), GTCS shall provide (i) GTI II and GTH the management services listed on Schedule I and Schedule II hereto, respectively (the “GTI II Management Services” and the “GTH Management Services,” respectively, and collectively, the “Management Services”) and (ii) CB and/or its affiliates and/or subsidiaries the services list on Schedule III hereto (the “Diligence Services”, and collectively with the Management Services, the “Services”).

(b) GTCS may delegate some or all of the Services to one or more of its controlled subsidiaries (each, a “GTCS Subsidiary”); provided, however, notwithstanding any such delegation, GTCS shall remain fully responsible and liable for the performance of the Services in accordance with the terms of this Agreement. GTCS acknowledges that each of CB, GTI II and GTH may from time to time after the Effective Date request additional services to be included within the Management Services. At the request of any of CB, GTI II or GTH, and subject to the consent of GTCS in its discretion, the relevant parties hereto shall use good faith efforts to mutually agree upon additional services that GTCS may provide to CB, GTI II or GTH, as applicable, in accordance with the terms of, and at the cost provided by, this Agreement. Schedule I, Schedule II and/or Schedule III shall be amended to reflect any additional Services, or any changes to the Services, agreed upon by the relevant parties, as well as the terms and costs thereof.
(c) In performing the Services, GTCS shall employ procedures and exercise the same degree of skill, diligence and care that it customarily employs and exercises in managing and administering similar assets for its own account (or for the account of other third parties), giving due consideration to customary and applicable managerial practices; provided, that at all times during the Term the Services shall be performed at levels of skill, diligence and care that are at least as high as the levels at which services similar to such Services have been provided to CB, GTI II and/or GTH, as applicable, during the twelve-month period prior to the Effective Date.
(d) At all times during the Term, GTCS shall perform, and shall cause each GTCS Subsidiary to perform, the Services and all other obligations under this Agreement (i) in compliance with all applicable laws in all material respects and (ii) without breaching or violating any third party agreements related to the provision of such Services hereunder in any material respect.
(e) At all times during the Term, GTCS shall use commercially reasonable efforts to employ, or to cause GTCS Subsidiaries to employ, a sufficient number of employees to perform the Services in accordance with this Agreement. No person providing any Services shall be considered an employee of CB, GTI II or GTH, and none of CB, GTI II or GTH shall bear any responsibility for payment of such employee’s wages, benefits or withholding obligations to federal and state taxation and insurance authorities.
Section 1.02. Ownership of GTI Assets. GTCS acknowledges and agrees that notwithstanding its provision of the Management Services hereunder, its possession of the GTI Assets is in a trust and/or agency capacity only, and until such time as a GTI Asset is sold, GTI II shall retain exclusive ownership of such asset. GTI II shall have the right at any time to demand possession of any GTI Asset and, at such time, GTCS shall surrender possession of the GTI Asset and discontinue Management Services with respect thereto.

Section 1.03. Representatives.
(a) Each of GTI II, GTH, CB and GTCS shall designate individuals (and alternates in the event such individuals are unavailable) with respect to each of the Management Services (each individual appointed by GTI II, a “GTI II Representative,” each individual appointed by GTH a “GTH Representative,” each individual appointed by CB a “CB Representative,” and each individual appointed by GTCS, a “GTCS Representative,” and collectively, the “Service Representatives”) who shall serve as the primary contacts with respect to this Agreement and the Management Services. Each party may treat an act of a Service Representative of any other party as being authorized by such other party without inquiring behind such act or ascertaining whether such Service Representative had authority to so act; provided, however, that no such Service Representative shall have the authority to amend this Agreement. As of the Effective Date, the GTI II Representatives (and the Management Services for which each person is responsible) shall be set forth on Schedule IV, the GTH Representatives (and the Management Services for which each person is responsible) shall be set forth on Schedule V, the CB Representatives shall be set forth on Schedule VI and the GTCS Representatives (and the Services for which each person is responsible) shall be set forth on Schedule VII.
(b) GTI II, CB and GTH agree to make GTI II Representatives, CB Representatives and GTH Representatives, as applicable, reasonably available to GTCS, during normal business hours and in such a manner as shall not unduly interfere with or disrupt the operation and conduct of the businesses of GTI II, CB or GTH, as applicable, for consultation regarding any matters for which an applicable GTI II Representative, CB Representative or GTH Representative has responsibilities under this Agreement. The identity of the GTI II Representatives, CB Representatives and/or GTH Representatives may be changed by GTI II, CB or GTH, as applicable, from time to time upon prompt notice thereof (in writing, by email or by telephone call) of such change to GTCS.
(c) GTCS agrees to make GTCS Representatives reasonably available to each of GTI II, CB and GTH, during normal business hours and in such a manner as shall not unduly interfere with or disrupt the operation and conduct of the businesses of GTCS, for consultation regarding any matters for which an applicable GTCS Representative has responsibility under this Agreement. The identity of any GTCS Representative may be changed by GTCS from time to time upon prompt notice thereof (in writing, by email or by telephone call) of such change to each of GTI II, CB and GTH.
Section 1.04. Records. At all times during the Term, GTCS shall maintain, in accordance with generally accepted accounting principles applied on a consistent basis, such accurate and complete books of account, data, files and other records as will enable each of GTI II, CB and GTH, as applicable, to determine the status of each GTI Asset, exercise general oversight, monitor the performance of the Services, audit the fees for the Services and verify the accuracy of invoices delivered pursuant to this Agreement. On a monthly basis, and at such other times as may reasonably be requested by GTI II, CB or GTH, GTCS shall provide GTI II, CB and/or GTH, as applicable, with copies of such books of account, data, files and other records (whether in hard copy or electronic format) as requested by GTI II, CB and/or GTH.

Section 1.05. Inspection. At all times during the Term, on a quarterly basis and more frequently upon special reasonable request, GTCS shall afford GTI II, CB GTH and any of their respective Service Representatives reasonable access during normal business hours to GTCS’s records relating to the GTI Assets or the Services and will cause its personnel to assist in any examination of such records by GTI II, CB, GTH or any of their respective Service Representatives. The examination referred to in this section shall be conducted in a manner which does not unreasonably interfere with GTCS’s normal operations or customer or employee relations.
ARTICLE II.
FEES AND EXPENSES
Section 2.01. Fees.
(a) As compensation for providing the GTI II Management Services hereunder, GTI II agrees to pay GTCS a monthly management fee in accordance with the fee arrangement set forth on Schedule I hereto (the “GTI II Management Fees”); provided, that such GTI II Management Fees, together with any GTI II Management Expenses (as defined below), shall in no event exceed $200,000 per month in the aggregate without the prior written consent of GTI II; provided further, that GTCS shall not be obligated to provide additional services during any month once this monthly cap has been reached unless GTCS provides such written consent (or once any excess over such cap consented to in writing by GTI II pursuant to the preceding proviso has been reached unless GTCS provides further written consent).
(b) As compensation for providing the GTH Management Services hereunder, GTH agrees to pay GTCS a monthly management fee in accordance with the fee arrangement set forth on Schedule II hereto (the “GTH Management Fees” and together with the GTI II Management Fees, the “Management Fees”); provided, that such GTH Management Fees, together with any GTH Management Expenses (as defined below), shall in no event exceed $100,000 per month in the aggregate without the prior written consent of GTH; provided further, that GTCS shall not be obligated to provide additional services during any month once this monthly cap has been reached unless GTCS provides such written consent (or once any excess over such cap consented to in writing by GTI II pursuant to the preceding proviso has been reached unless GTCS provides further written consent).
(c) As consideration for providing the Diligence Services hereunder, CB agrees to pay GTCS a fee in accordance with the fee arrangement set forth on Schedule III hereto (the “Diligence Fees”).
Section 2.02. Costs and Expenses.
(a) All reasonable and documented direct out-of-pocket third-party costs and expenses incurred by GTCS in its performance of the GTI II Management Services shall be paid by GTI II (the “GTI II Management Expenses”).
(b) All reasonable and documented direct out-of-pocket third-party costs and expenses incurred by GTCS in its performance of the GTH Management Services shall be paid by GTH (the “GTH Management Expenses” and together with the GTI II Management Expenses, the “Management Expenses”).

(c) All reasonable and documented direct out-of-pocket third-party costs and expenses incurred by GTCS in its performance of the Diligence Service shall be paid by CB (the “CB Expenses”); provided, that such CB Expenses shall in no event, without the prior written consent of CB, exceed a certain maximum amount, which amount shall be determined once the Diligence Fees are agreed upon in accordance with Schedule III.
Section 2.03. Payment of Fees, Costs and Expenses; Disputes.
(a) No later than the tenth (10th) Business Day (as defined below) of each calendar month, GTCS shall provide each of GTI II and GTH with a single itemized invoice detailing the applicable (i) Management Fees and (ii) Management Expenses earned and/or incurred by GTCS during the immediately preceding calendar month. All invoices (x) if to GTI II, shall be sent to the attention of the first GTI II Representative listed on Schedule IV at the address set forth in Section 8.03 hereof or to such other address as GTI II shall have specified by notice in writing to GTCS and (y) if to GTH, shall be sent to the attention of the first GTH Representative listed on Schedule V at the address set forth in Section 8.03 hereof or to such other address as GTH shall have specified by notice in writing to GTCS. GTCS shall provide CB with an itemized invoice detailing the applicable (i) Diligence Fees and (ii) CB Expenses earned and/or incurred by GTCS. For purposes of this Agreement “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York or the State of Minnesota are authorized or required by law to be closed.
(b) Payment of all invoices in respect of the Services shall be made by check or electronic funds transmission in U.S. Dollars and shall be paid within thirty (30) days of receipt of such invoice unless otherwise specified in the Schedule relating to such Services. All payments shall be made to the account designated by GTCS to GTI II, CB or GTH, as applicable.
(c) If any payment is not paid when due (except to the extent disputed in good faith) and CB, GTI II or GTH, as applicable, does not make such payment within (30) days of receiving written notice from GTCS of the Services that have not been timely paid for, GTCS shall have the right, without any liability to GTI II, CB or GTH (as applicable), to, immediately following the expiration of such thirty (30) day period and the failure of GTI II, CB or GTH, as applicable, to cure such non-payment within such thirty (30) day period, cease providing Services to which such payment relates or terminate this Agreement with respect to such Services. Notwithstanding the above, GTCS shall not have the right to cease providing any Service or to terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which GTRI II, CB or GTH, as applicable, has indicated to GTCS in writing prior to the expiration of such thirty (30) day period; provided that GTRI II, CB or GTH, as applicable, is participating in good faith negotiations with GTCS to resolve the dispute as provided in subsection (d), below.

(d) In the event that any dispute between GTCS, on the one hand, and GTI II, CB or GTH, on the other, arises from or concerns in any manner the subject matter of this Agreement (including any dispute relating to amounts billed under invoices), each party shall attempt, in good faith and using all reasonable efforts, to resolve such dispute through discussion between its employees in the following order: (i) first, within ten (10) days of receipt of any written request by GTCS, GTI II, CB or GTH, as the case may be, of a dispute hereunder (a “Dispute Notice”), an appropriate GTCS Representative, on the one hand, and the appropriate GTI II Representative, CB Representative or GTH Representative, on the other, shall attempt to resolve the dispute; provided, that if such dispute relates to the amounts shown as billed to GTI II, CB or GTH, as applicable, on any invoice, GTCS shall have furnished to GTI II, CB or GTH, as applicable, reasonable documentation to substantiate the amounts billed, including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable prior to such attempts by any GTCS Representative, on the one hand, and GTI II Representative, CB Representative or GTH Representative, on the other, to resolve the dispute; (ii) in the event such Service Representatives are unable to resolve such dispute within ten (10) days of receipt of a Dispute Notice, then a senior vice president or other executive officer of GTCS and a comparable executive officer or designee of GTI II, CB or GTH, as applicable (each, an “Executive Officer”), shall meet in person to resolve such dispute. If the respective Executive Officers cannot resolve the dispute within ten (10) days of such dispute being submitted to them, then the dispute may be resolved by appropriate legal proceedings.
ARTICLE III.
CONFIDENTIALITY
Section 3.01. Confidential Information.
(a) GTCS acknowledges and agrees that any and all materials, data and/or information concerning the business, operations or results of GTI II, CB or GTH that are provided or made available to it in connection with the performance of Management Services or otherwise in connection with this Agreement are proprietary trade secrets and/or confidential information (collectively, “Confidential Information”) of GTI II, CB or GTH, as applicable, and GTCS shall not possess any interest, title, lien or right in any Confidential Information of GTI II, CB or GTH. GTCS agrees not to (i) disclose the Confidential Information of GTI II, CB or GTH to any third party or (ii) use the Confidential Information of GTI II, CB or GTH except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of GTI II, CB or GTH, as applicable. GTCS shall be responsible for any breaches of this Article III by its directors (or persons in similar positions), officers, employees, representatives (including financial advisors, attorneys and accountants) or agents (collectively, “Representatives”).
(b) Upon the earliest to occur of (i) termination of this Agreement, (ii) such time as GTCS notifies GTI II, CB and GTH that GTCS no longer requires any Confidential Information to perform Services hereunder, or (iii) at the request of GTI II, CB or GTH, GTCS shall promptly return, and cause to be returned, all or any requested portion of such Confidential Information and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by GTCS or its Representatives containing or reflecting any such Confidential Information.

(c) Notwithstanding the other provisions of this Article III, GTCS may disclose any Confidential Information of GTI II, CB and/or GTH to the minimum extent required by applicable law, regulation or legal process; provided, that, if GTCS is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, GTCS shall, to the extent not prohibited by applicable law, provide GTI II, CB and/or GTH, as applicable, with prompt written notice of such request or requirement prior to making any disclosure, and shall cooperate with GTI II, CB and/or GTH, as applicable, to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope or such request or legal process.
(d) With respect to any such Confidential Information, GTCS agrees that (i) it shall use the same degree of care in safeguarding such Confidential Information as it uses to safeguard its own information which must be held in confidence but in no event less than a reasonable degree of care; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of such Confidential Information, or upon obtaining notice of such a disclosure or use from any other party, it shall take reasonable actions to prevent any other inadvertent disclosure or unauthorized use and shall promptly notify GTI II, CB and/or GTH, as applicable.
(e) GTCS acknowledges that any disclosure or misappropriation of Confidential Information of GTI II, CB or GTH in violation of this Agreement could cause irreparable harm, the amount of which may be difficult to determine, thus potentially making any remedy at law or in damages inadequate. GTCS, therefore, agrees that each of GTI II, CB and GTH shall have the right to specifically enforce the provisions of this Article III, including the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Article III and for any other appropriate relief. This right shall be in addition to, and not in lieu of, any other remedy available in law or equity.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.01. GTCS. GTCS represents and warrants:
(a) Organization and Good Standing. GTCS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own the assets and transact the business in which it is currently engaged. GTCS is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition of GTCS considered as a whole.
(b) Authorization; Binding Obligations. GTCS has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of GTCS, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c) No Consent Required. GTCS is not required to obtain the consent of any other party, nor is it required to obtain the consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(d) No Violations. The execution, delivery and performance of this Agreement by GTCS will not violate any provision of any existing law or regulation, or any order or decree of any court, or the organizational documents of GTCS, or constitute a material breach of any mortgage, indenture, contract or other agreement to which GTCS a party or by which GTCS may be bound.
Section 4.02. GTI II. GTI II represents and warrants:
(a) Organization and Good Standing. GTI II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own the assets and transact the business in which it is currently engaged. GTI II is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition of GTI II considered as a whole.
(b) Authorization; Binding Obligations. GTI II has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of GTI II, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.
(c) No Consent Required. GTI II is not required to obtain the consent of any other party, nor is it required to obtain the consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(d) No Violations. The execution, delivery and performance of this Agreement by GTI II will not violate any provision of any existing law or regulation, or any order or decree of any court, or any of the organizational documents of GTI II, or constitute a material breach of any mortgage, indenture, contract or other agreement to which GTI II is a party or by which GTI II may be bound.

Section 4.03. GTH. GTH represents and warrants:
(a) Organization and Good Standing. GTH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own the assets and transact the business in which it is currently engaged. GTH is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition of GTH considered as a whole.
(b) Authorization; Binding Obligations. GTH has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of GTH, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.
(c) No Consent Required. GTH is not required to obtain the consent of any other party, nor is it required to obtain the consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(d) No Violations. The execution, delivery and performance of this Agreement by GTH will not violate any provision of any existing law or regulation, or any order or decree of any court, or any of the organizational documents of GTH, or constitute a material breach of any mortgage, indenture, contract or other agreement to which GTH is a party or by which GTH may be bound.
Section 4.04. CB. CB represents and warrants:
(a) Organization and Good Standing. CB is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own the assets and transact the business in which it is currently engaged. CB is duly qualified to do business as a limited partnership and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition of CB considered as a whole.
(b) Authorization; Binding Obligations. CB has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of CB, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.
(c) No Consent Required. CB is not required to obtain the consent of any other party, nor is it required to obtain the consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(d) No Violations. The execution, delivery and performance of this Agreement by CB will not violate any provision of any existing law or regulation, or any order or decree of any court, or any of the organizational documents of CB, or constitute a material breach of any mortgage, indenture, contract or other agreement to which CB is a party or by which CB may be bound.

ARTICLE V.
TERMINATION
Section 5.01. Termination.
(a) Termination by CB, GTH or GTI II. This Agreement, any Service, or the obligations under Section 7.01 may be terminated by CB, GTI II or GTH, as applicable (i) at any time, with or without cause, upon sixty (60) days’ prior written notice of termination to GTCS, provided, that in the event of termination of the entire Agreement, each of GTI II, CB and GTH must consent in writing to such termination; or (ii) immediately, with respect to a particular Management Service, upon written notice to GTCS, at the time at which GTI II ceases to own the GTI Asset to which such Management Service relates.
(b) Termination Due to Breach. Upon the occurrence or during the continuance of a material breach of this Agreement by any party (the “Breaching Party”), any non-breaching party (each, a “Non-Breaching Party”) may give written notice of such breach or conduct to the Breaching Party. If such breach or conduct remains uncured or continues for sixty (60) days after delivery of such written notice, (or thirty days in the case of non-payment by CB, GTH or GTI III as provided in Section 2.03(c)) the Non-Breaching Party may terminate the obligation to provide or purchase any Service related to such breach or may terminate the entire Agreement with respect to the Breaching Party, in each case upon written notice to the Breaching Party.
(c) Continuation of Other Services. In the event of any termination with respect to one or more, but less than all Services, or the termination of the obligations under Section 7.01, the Term of this Agreement shall continue in full force and effect with respect to any Services or obligations not terminated thereby. Upon any termination of particular Services or the obligations under Section 7.01, or the entire Agreement, in accordance with the terms hereof, each party agrees that, subject to the payment of all amounts outstanding for services rendered at the time, it shall have no right to damages or indemnification of any nature due to such termination, specifically including commercial severance pay whether by way of loss of future profits, payment for goodwill generated or other commitments made in connection with the business contemplated by this Agreement or other similar matters.
(d) Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (i) the obligations of each party under Article III and Article VIII and (ii) GTCS’s right to receive the compensation and expense reimbursement for the Services provided by it hereunder incurred prior to the effective date of termination. Any rights arising out of a breach of any terms of this Agreement shall survive any termination of this Agreement.

ARTICLE VI.
LIMITATION ON LIABILITY
Section 6.01. Limitation on GTCS Liability. GTCS shall not have or be under any liability to GTI II, CB or GTH for (i) any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect GTCS against any breach of warranties, representations or covenants made herein, or against any specific liability imposed on GTCS hereunder, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder, (ii) any act or omission of GTI II, GTH or any other third party prior to December 18, 2009 in connection with the origination, servicing, or any sale or disposition of any GTI Assets. GTCS, and any Representative of GTCS, may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any person respecting any matters arising hereunder, or (iii) any act or omission of any kind taken by GTCS with respect to any Services provided by GTCS pursuant to this Agreement prior to the Effective Date, or any malpractice liability or similar theories of liability and damages under applicable law in respect of standards of professional conduct (including as such conduct may relate to the provision of legal, tax and accounting services).
ARTICLE VII.
LOAN SERVICING
Section 7.01. Servicing. During the Term of this Agreement, CB shall have the right from time to time and at any time to make a written request that GTCS (or a GTCS Subsidiary) submit a written offer to service on behalf of CB (or any subsidiary or affiliate thereof) financial assets owned by any of them (“CB Financial Assets”). If CB submits such a request, GTCS shall within five (5) Business Days of receipt of such request use commercially reasonable efforts to submit a binding offer to CB to service such CB Financial Assets. Each offer by GTCS shall be on terms and conditions (including, without limitation, servicing compensation) no less favorable to CB (or such subsidiary or affiliate thereof) than are available at such time to any person who has requested that GTCS (or a GTCS Subsidiary) service such type of financial assets. Notwithstanding the foregoing, nothing in this Section 7.01 shall require GTCS to offer to service any CB Financial Assets if GTCS reasonably believes that doing so would result in GTCS breaching any obligations to existing customers or incurring material capital expenditures; provided, however, that GTCS shall not be required to service any CB Financial Assets in excess of unpaid principal balance of $1 billion if GTCS reasonably believes that it does not have the existing capacity or resources (including personnel) to meet its obligations under such a request.

ARTICLE VIII.
MISCELLANEOUS
Section 8.01. Costs and Expenses. Each of the parties to this Agreement shall be responsible for its own costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.
Section 8.02. Assignment. GTCS may not assign or delegate its rights or obligations under this Agreement without the prior written consent of GTI II, CB and/or GTH, as applicable; provided, however, GTCS may engage any GTCS Subsidiary to perform some or all of the Services set forth on Schedule I, Schedule II and Schedule III hereto; provided, however, notwithstanding any such assignment or delegation, GTCS shall remain fully responsible and liable for the performance of the Services and its other obligations in accordance with the terms of this Agreement.
Section 8.03. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile or email transmission to the facsimile or email number given below, as applicable, and written confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after mailing by overnight Federal Express or similar overnight courier or the overnight service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed. All notices given pursuant to this Section 8.03 shall be addressed as follows:

If to GTCS:	Green Tree Credit Solutions LLC
345 St. Peter Street
St. Paul, MN 55102
Attn: Brian Corey
Fax: (651) 293-5746
Email: Brian.Corey@greentreecreditsolutions.com

If to GTH, CB or GTI II:	c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152-0002
Attn: Susanne Clark
Fax: (212) 672-4501
Email: sclark@centerbridge.com
Section 8.04. Amendment. This Agreement may be amended at any time only by the written consent of each of the parties hereto; provided, that (i) Schedule I may be amended with the written consent of GTI II and GTCS, (ii) Schedule II may be amended with the written consent of GTH and GTCS and (iii) Schedule III may be amended with the written consent of CB and GTCS. Any party may amend the schedule containing the identity of its own representatives without the consent of any other party hereto.

Section 8.05. Headings. The headings used in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to choice of law provisions that might result in the application of the laws of any other jurisdiction). Each of the parties hereto hereby irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement shall be brought in any state or federal court sitting in Wilmington, Delaware and, by execution and delivery of this Agreement, each of the parties hereto, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts in person, generally and unconditionally with respect to any such action, suit or proceeding and (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, waives any objection to the laying of venue of any such action, suit or proceeding therein and agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum.
Section 8.07. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
Section 8.08. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.09. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their permitted successors and assigns hereunder.
Section 8.10. Relationship of the Parties. It is agreed that GTCS, on the one hand, and GTI II, CB and/or GTH, on the other, are not partners or joint venturers, but rather that GTCS shall have the status of, and shall act in all matters hereunder as, an independent contractor.

Section 8.11. Additional Documents. Each party hereto shall, from time to time, execute and deliver or cause to be executed and delivered, such additional instruments, papers and documents as the other party may at any time reasonably request for the purpose of carrying out this Agreement and the transactions provided for herein.
Section 8.12. Waivers. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 8.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations between the parties with respect thereto.
Section 8.14. Schedules. All schedules attached to this Agreement are for all purposes incorporated herein and made a part hereof.
Section 8.15. Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts or duplicate originals (including by facsimile or PDF), each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GTH LLC

By:

Its:

CENTERBRIDGE PARTNERS, L.P.

By:

Its:

GREEN TREE INVESTMENTS II LLC

By:

Its:

GREEN TREE CREDIT SOLUTIONS LLC

By:

Its:

[Signature Page to Amended and Restated Management Agreement]

SCHEDULE I
(Schedule of GTI II Management Services and GTI II Management Fees)
The services set forth below are not intended to be advisory in nature and shall not be deemed to constitute the provision of services subject to standards of professional conduct under applicable law or practice, including pursuant to statutory or common law theories of malpractice, in respect of services related to accounting, tax, legal or other matters to which such standards of professional conduct may apply.
GTI II Management Services
1.	Tax Services. Tax Services shall include the following:
a.	Tracking of whole loans for tax purposes, including calculations of discount income, repo assets, gains and losses on sales and liquidations, losses on charge-offs and tax basis in loans.
b.	Calculation of periodic taxable income, allocations to members and related tax distributions.
c.	Tracking of tax basis in all assets and preparation of tax basis balance sheet.
d.	Periodic forecasting and projection work as requested to meet business needs.
e.	Analysis of withholding obligations for federal and state taxes, as appropriate.
f.	Miscellaneous tax work on an as needed basis, including audit or notice responses, research to support tax positions, strategic analysis of exit strategies, etc.
g.	Preparation of the income tax returns as listed below.
•	Pro Forma Federal Form 1065 for GTI II for inclusion in filed tax return of single owner
•	State income tax returns for GTI II as required based on activity
•	Corporate returns for corporate subsidiaries of GTI II
•	MH REMICs
•	HE/HE REMICS
•	Partnerships
•	Green Point Deals
•	Bombardier Deals
•	UCFC Deals
•	Grantor Trusts

2.	Treasury Services. Treasury Services shall include the following:
a.
Maintain bank account(s), existing as of the Effective Date of this Agreement, related to operations of GTI II including providing monthly bank reconciliations, signing and authorizing transactions (wires, signature cards).

b.	Open new accounts and close accounts as necessary for operations.
c.
Provide historical and projected cash liquidity information for the bank accounts on a monthly basis. Daily liquidity generally to be provided for future three months, otherwise liquidity will be summarized at a by month level for longer periods of time. Future projections to be updated when new plans, forecasts and budgets are completed.

3.	Accounting and Reporting Services. Accounting and Reporting Services shall include the following:
a.	Maintain general ledger for GTI II including general ledger accounting entries with related supporting schedules and monthly general ledger account reconciliations.
b.	Prepare monthly GAAP financial statements for GTI II at a consolidated level with detailed supporting back-up documentation including financial analytics and analysis.
c.	Prepare cash reporting packages including monthly and year to date cash results and monthly cash to GAAP cash reconciliations.
d.	Preparation of quarterly analysis including loan loss reserve and hedging analysis.
e.	Preparation of annual audit schedules and financial report schedules as required.
f.	Support various exit, liquidation or restructuring strategies for the GTI II.
4.	Valuation Services. Valuation Services shall include the following:
a.
Based on approved inputs provided by GTI II, provide quarterly valuations of assets and liabilities, including analysis and memoranda necessary for a valuation committee. Format and detail of such analysis to be consistent with valuation book existing as of the Effective Date of this Agreement.

b.
Provide performance reporting for the collateral of the underlying assets and liabilities (CRR, CDR, Severity) on a monthly basis that compares actual performance to modeled and/or planned performance.

c.	Provide loan level tapes/files/strats on an ad-hoc basis for the collateral serviced by GTCS that relates to assets/liabilities of GTI II.

5.	Business Planning Services. Business Planning Services shall include the following:
a.	Preparation of cash flow and GAAP budgets based on valuation models on an annual basis to be completed by February 15 each year.
b.	Quarterly update of cash and GAAP forecast models based on actual performance and new valuation models.
GTI II Management Fees
In consideration for the performance of the GTI II Management Services hereunder, GTI II agrees to pay GTCS a management fee of $125.00 per hour per person. Such fee shall be payable monthly in accordance with Section 2.03 of the Agreement.

SCHEDULE II
(Schedule of GTH Management Services and GTH Management Fees)
GTH Management Services
1.	Accounting and Reporting Services. Accounting and Reporting Services shall include the following:
a.	Maintain general ledger for GTH including general ledger accounting entries with related supporting schedules and monthly general ledger account reconciliations.
b.	Prepare monthly GAAP financial statements for GTH at a consolidated level with detailed supporting back-up documentation and financial analytics and analysis.
c.	Preparation of annual audit schedules and financial report schedules as required.

d.	Management and facilitation of GTH Phantom and Equity Plans.
2.	Tax Services. Tax Services shall include the following:
a.	Calculation of periodic taxable income, allocations to members and related tax distributions.

b.	Tracking of tax basis in all assets and preparation of tax basis balance sheet.

c.	Periodic forecasting and projection work as requested to meet business needs.

d.	Analysis of withholding obligations for federal and state, as appropriate.
e.	Miscellaneous tax work on an as needed basis, including audit or notice responses, research to support tax positions, strategic analysis of exit strategies, etc.
f.	Provision of information and coordination of filings with the members’ professional services advisors.

g.	Preparation of the income tax returns as listed below.
•	Federal Form 1065 for GTH.
•	State income tax returns for GTH as required based on activity.

3.	Treasury Services. Treasury Services shall include the following:
a.
Maintain bank account(s), existing as of the Effective Date of this Agreement, related to operations of GTI II including providing monthly bank reconciliations, signing and authorizing transactions (wires, signature cards).

b.	Open new accounts and close accounts as necessary for operations.
c.
Provide historical and projected cash liquidity information for the bank accounts on a monthly basis. Daily liquidity generally to be provided for future three months, otherwise liquidity will be summarized at a by month level for longer periods of time. Future projections to be updated when new plans, forecasts and budgets are completed.

GTH Management Fees
In consideration for the performance of the GTH Management Services hereunder, GTH agrees to pay GTCS a management fee of $125.00 per hour per person. Such fee shall be payable monthly in accordance with Section 2.03 of the Agreement.

SCHEDULE III

(Schedule of Diligence Services and Diligence Fees)

Diligence Services
When requested, from time to time, by CB for a particular project or transaction, GTCS may, in its discretion, and subject to its business needs and existing capacity, provide diligence and valuation services as specified by CB with respect to consumer loan portfolios and businesses and financial assets.
Diligence Fees
In consideration for the performance of the Diligence Services hereunder, CB agrees to pay GTCS a Diligence Fee equal to GTCS’s internal costs to provide the Diligence Services (which shall not include third-party out-of-pocket costs covered by Section 2.02(c)) plus an additional 15% per hour per person. When Diligence Services are requested by CB, GTCS shall first provide a written estimate of such costs for prior approval by CB. Such Diligence Fee shall be payable monthly in accordance with Section 2.03 of the Agreement.

SCHEDULE IV
GTI II Representatives

SCHEDULE V
GTH Representatives

SCHEDULE VI
CB Representatives

SCHEDULE VII
GTCS Representatives

EXHIBIT D
PROPOSED ALLOCATION

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT is being entered into as of [•], 2011 (this “Agreement”) by WALTER INVESTMENT MANAGEMENT CORP., a Maryland corporation (“Assignee”), and GTH LLC, a Delaware limited liability company (“Assignor”).
W I T N E S S E T H
WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of March [•], 2011, (the “Purchase Agreement”) among Assignor, Assignee and GTCS Holdings LLC (the “Company”), Assignor has agreed to sell, transfer, assign and deliver to Assignee all right, title and interest in and to all of the issued and outstanding limited liability company interests of the Company; and
WHEREAS, Section 6.10(b) of the Purchase Agreement requires that Assignee assume all of Assignor’s obligations under (i) the Green Tree Severance Plan for Senior Executives and all participation agreements thereunder set forth on Schedule I hereto and (ii) certain severance agreements between Assignor and employees of the Group Companies set forth on Schedule I hereto (collectively, the “Assumed Obligations”), in accordance with its terms.
NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:
1. Except as otherwise defined herein, all capitalized terms which are used in this Agreement and are defined in the Purchase Agreement shall have the meaning assigned thereto in the Purchase Agreement.
2. Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts, all of the rights, privileges and benefits of Assignor under and to the Assumed Obligations in accordance with their terms.
3. Assignee hereby assumes and agrees to pay, perform and discharge when due the obligations of Assignor under the Assumed Obligations in accordance with their terms.
4. All communications provided for hereunder shall be delivered in writing in accordance with Section 10.2 of the Purchase Agreement.
5. This Agreement and the Purchase Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
6. This Agreement shall be binding upon and inure solely to the benefit of each of the parties hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

7. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void; provided, Assignee may assign this Agreement to (x) any Subsidiary of Assignee or (y) to any lender to Assignee or any Subsidiary or Affiliate thereof, in the case of this clause (y), as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated by the Purchase Agreement and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Assignee’s obligations or liabilities under this Agreement.
8. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
9. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.
10. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
11. This Assumption Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed therein.
12. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13. Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2 of the Purchase Agreement. Nothing in this Section 13, however, shall affect the right of either party hereto to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assumption Agreement as of the date first above written.

WALTER INVESTMENT MANAGEMENT CORP.
By:
Name:
Title:

GTH LLC
By:
Name:
Title:

Schedule I
1.
Green Tree Severance Plan for Senior Executives, effective July 1, 2008, covering: Keith A. Anderson; James R. Breakey; Cheryl A. Collins; Brian F. Corey; Barbara Didrikson; Jeffrey A. Hilligoss; Thomas J. Franco; Randy Shannon; Ronald F. Siemers; Nicholas H. Smith; James P. Van House; and Patricia Cook.

2.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Keith A. Anderson and GTH LLC.

3.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between James R. Breakey and GTH LLC.

4.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Cheryl A. Collins and GTH LLC.

5.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Brian F. Corey and GTH LLC.

6.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Barbara Didrikson and GTH LLC.

7.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Thomas J. Franco and GTH LLC.

8.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Jeffrey A. Hilligoss and GTH LLC.

9.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Randy Shannon and GTH LLC.

10.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Ronald F. Siemers and GTH LLC.

11.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between Nicholas H. Smith and GTH LLC.

12.	Severance Plan Participation Agreement, dated as of July 10, 2008, by and between James P. Van House and GTH LLC.

13.	Severance Plan Participation Agreement, dated as of March 5, 2009, by and between Patricia L. Cook and GTH LLC.

14.	Severance Agreement by and between GTH LLC and Mark Atencio, dated as of September 30, 2008.

15.	Severance Agreement by and between GTH LLC and Dominic X. Baglio, dated as of September 30, 2008.